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11 March 2005

HAND DELIVERY

Cornwall

STODART

LAWYERS

Sophie Purser

Solicitor

Phillips Fox

120 Collins Street

Melbourne VIC 3001

Dear Madam

PROPOSED TAKEOVER BY EMPIRE ENERGY CORPORATION INTERNATIONAL FOR GREAT SOUTH LAND MINERALS LTD.

We refer to the Bidder’s Statement from Empire Energy Corporation International sent to Great South Land Minerals Ltd. on 4 March 2005.

Pursuant to Section 633(1) of the Corporations Act 2001, we enclose Target’s Statement and accompanying report from Great South Land Minerals Ltd.

Yours faithfully

/s/ Cornwall Stodart

CORNWALL STODART

Enclosure

THIS IS AN IMPORTANT DOCUMENT AND REQUIRES YOUR IMMEDIATE ATTENTION.

IF YOU ARE IN ANY DOUBT AS TO HOW YOU SHOULD ACT, YOU SHOULD CONTACT YOUR PROFESSIONAL ADVISERS IMMEDIATELY.

TARGET’S STATEMENT

by

GREAT SOUTH LAND MINERALS LTD.

ACN 068 650 386

In relation to the off market takeover bid made by Empire Energy Corporation International for all ordinary shares in Great South Land Minerals Ltd.

THE INDEPENDENT DIRECTORS OF GREAT SOUTH LAND MINERALS LTD. RECOMMEND THAT, IN THE ABSENCE OF A HIGHER OFFER, YOU ACCEPT THE OFFER BY EMPIRE ENERGY CORPORATION INTERNATIONAL

IMPORTANT NOTES

WHAT THIS DOCUMENT IS

This Target’s Statement is dated 11 March 2005. It is issued by Great South Land Minerals Ltd. under Part 6.5 of the Corporations Act in response to the Bidder’s Statement and Offer issued by Empire Energy Corporation International dated 4 March 2005. You should read this Target’s Statement in its entirety.

DEFINITIONS

Words and phrases which are used in this Target’s Statement and which are not otherwise defined, have their meanings set out in section  below.

WHAT THIS DOCUMENT DOES NOT DO

This Target’s Statement does not take into account the particular investment objectives, financial situation or needs of a GSLM Shareholder. You may wish to seek independent financial and taxation advice before making a decision as to whether or not to accept the Offer.

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS

This Target’s Statement and the documents accompanying it may contain forward looking statements. You should be aware that such statements are only predictions and are subject to inherent risks and uncertainties. Actual events or results may differ materially from the events or results expressed or implied in any forward looking statements and such deviations are both normal and to be expected. Neither GSLM, nor any of its officers, nor any person named in this Target’s Statement or in any document accompanying it makes any representation or warranty (either express or implied) as to the accuracy or likelihood of fulfilment of any forward looking statement, or any events or results expressed or implied in any forward looking statement, and you are cautioned not to place any undue reliance on those statements. Some of the risks which may affect the accuracy of any forward looking statements are described or referred to in section  of this Target’s Statement. You should consider these risks carefully.

The forward looking statements in this Target’s Statement and the documents accompanying it reflect views held only as at the date of this Target’s Statement or the date of the documents (as applicable).

LODGMENT WITH ASIC

A copy of this Target’s Statement has been lodged with ASIC. Neither ASIC nor any of its officers take any responsibility for the contents of this Target’s Statement.

IF YOU REQUIRE FURTHER INFORMATION

GSLM has established a GSLM Shareholder information line which GSLM Shareholders may call between 9:00am and 5:00pm (Hobart time) on business days if they have any questions in relation to the Offer. The telephone number is +613 6234 5908 and please ask for Rod Tabor.

IMPORTANT DATES AND TIMES

Date of Bidder’s Statement

4 March 2005

Date of Offer

4 March 2005

Date of this Target’s Statement

11 March 2005

Closing time and date of the Offer*

5:00pm on 7 April 2005 (Salt Lake City, USA time), equivalent to 12:00pm on 8 April 2005 (AEST)

*Unless the Offer is withdrawn in accordance with section 652B of the Corporations Act or extended by EEGC.

LETTER FROM YOUR CHAIRMAN

Dear Shareholder

On 4 March 2005, EEGC served a Bidder’s Statement on GSLM in relation to a takeover offer for all your fully paid ordinary shares in GSLM (on issue at 9:00am on 4 March 2005 (AEST)).

As you may know, GSLM and EEGC began merger discussions in 2002. This culminated in the signing by GSLM and EEGC of a Letter of Intent on 9 July 2002. The Letter of Intent sets out, in general terms, a proposed form of merger between GSLM and EEGC. In pursuance of the Letter of Intent, I was appointed to the board of EEGC on 4 June 2004.

You will have already received the Bidder’s Statement from EEGC containing details of the Offer. Under the terms of the Offer, you are offered 1 EEGC Share in exchange for every 1 GSLM Share you hold. This means that if you accept the Offer and the conditions which attach to the Offer are satisfied, you will become a shareholder of EEGC and cease to be a GSLM shareholder.

EEGC is a US Company, domiciled in the State of Nevada. Its class A common stock is quoted on the Over the Counter Bulletin Board in the United States. The OTCBB is not a stock exchange. It is a facility that enables buyers and sellers of EEGC stock to conduct an independent sale (ie. as between themselves) and enables other trading information in relation to a stock to be obtained.

This Target’s Statement sets out GSLM’s response to the Offer and this letter is written to you on behalf of your Independent Directors. As I am a director of EEGC, I will not be making a recommendation to you in relation to the Offer.

Your Independent Directors have engaged PKF Corporate Advisory Services (Vic) Pty Ltd to provide an independent expert report as to the fairness and reasonableness of the Offer. The Report is contained in Annexure B and you should read it in its entirety. In summary, in the opinion of PKF Corporate, the Offer is both fair and reasonable.

After considering the Offer and the report of PKF Corporate and the potential future for GSLM should it not merge with EEGC, the Independent Directors recommend that you accept the Offer, in the absence of any higher offer. In making their recommendations, each of the Independent Directors has emphasised the following factors (which are more specifically described in section  below):

(a)

SEL 13/98, GSLM’s exploration licence, is the key asset of GSLM and, accordingly, is critical to GSLM’s future operations;

(b)

the licence imposes a cumulative capital expenditure requirement on GSLM of A$21,500,000 over the 5 year life of the licence; the deadline for meeting the first expenditure requirement is imminent (A$5,341,000 by 30 September 2005, with a mandatory expenditure of at least A$4,272,800 by that date); if there is a shortfall in GSLM’s mandatory capital expenditure, in any year, the licence will be revoked;

(c)

the Independent Directors do not believe GSLM has or will have the ability to secure funding in its own right of the order required and in the time required to meet its capital expenditure requirements as they arise;

(d)

if the proposed merger with EEGC proceeds, the Independent Directors believe GSLM’s prospects for raising capital are improved (including, as a consequence of EEGC being an OTCBB company).

All Directors have accepted the Offer in respect of GSLM Shares which they control.

This Target’s Statement contains further information to assist you in determining whether to accept the Offer, including more detailed reasons for the recommendations of the Independent Directors. It also contains other information required by the Corporations Act. Please read these materials in their entirety and consult your professional advisers if you have any questions. In particular, the tax implications for GSLM Shareholders who accept the Offer are dependant on a number of factors and you should read section 11 of the Bidder’s Statement and section  of this Target’s Statement carefully. You should consult your professional tax adviser before making any decision on whether or not to accept the Offer.

One of the conditions attaching to EEGC’s Offer is that GSLM Shareholders having more than 50% of the share capital in GSLM must accept the Offer. As at the date of this Target’s Statement, GSLM has been informed by GSLM Shareholders representing approximately 51.5% of the issued share capital of GSLM that they have accepted the Offer.

As set out in the Bidder’s Statement, unless the Offer is withdrawn in accordance with section 652B of the Corporations Act or extended by EEGC, the Offer is scheduled to close at 5:00pm on 7 April 2005 (Salt Lake City, USA time), which is equivalent to 12:00pm on 8 April 2005 (AEST). GSLM Shareholders wishing to accept the Offer should do so by that date.

Yours sincerely

/s/ M.R. Bendall

M.R. Bendall, Chairman

Great South Land Minerals Ltd.

TABLE OF CONTENTS

1

SUMMARY OF THE TERMS OF THE OFFER

2

DIRECTORS’ RECOMMENDATIONS

3

OTHER MATTERS FOR GSLM SHAREHOLDERS TO CONSIDER

4

ALTERNATIVES AVAILABLE TO GSLM SHAREHOLDERS

5

ADDITIONAL INFORMATION

6

DEFINITIONS AND INTERPRETATION

7

AUTHORISATION

1

SUMMARY OF THE TERMS OF THE OFFER

1.1

Outline of Offer

On 4 March 2005, EEGC served on GSLM a copy of the Bidder’s Statement which contains the terms of the Offer to GSLM Shareholders. EEGC sent the Bidder’s Statement to GSLM Shareholders by 8 March 2005.

A summary of the Offer is set out in this section. You should refer to section 13 of the Bidder’s Statement for further information on the terms of the Offer.

1.2

Consideration payable to GSLM Shareholders who accept the Offer

EEGC has offered to acquire all GSLM Shares on issue by offering GSLM Shareholders 1 EEGC Share in exchange for every 1 GSLM Share held by you.

You may only accept the Offer in respect of all GSLM Shares you hold. Partial acceptance of the Offer by a GSLM Shareholder is not permitted.

1.3

Conditions

The Offer is subject to certain conditions which are set out in section 13.9 of the Bidder’s Statement. These are summarised as follows:

(a)

GSLM Shareholders having more than 50% of the share capital in GSLM must accept the Offer;

(b)

GSLM does not suffer any material adverse change in relation to it or its business between the date of the Offer (being 4 March 2005) and the date of closing of the Offer (being 5:00pm on 7 April 2005 (Salt Lake City, USA time), which is equivalent to 12:00pm on 8 April 2005 (AEST), subject to variation in accordance with the Corporations Act) and GSLM is free from any material pending or threatened litigation, claims or contingent liabilities, other than as disclosed in GSLM’s financial statements for the financial year ended 30 June 2004;

(c)

GSLM must be, at the close of the Offer, a company in good standing in Tasmania and must be duly qualified to do business in those jurisdictions which require such qualification;

(d)

the proposed transaction does not violate the terms and conditions of the petroleum licence held by GSLM known as SEL 13/98 and the licence  must be in good standing at the date of closing of the Offer; and

(e)

GSLM does not suffer an insolvency event during the period from the date of the Bidder’s Statement to the end of the Offer Period, including, the appointment of a receiver, receiver and manager, administrator or liquidator.

The conditions set out above are conditions subsequent. This means that although a contract may be formed consequent on your acceptance of the Offer, EEGC may, by written notice to you, rescind the contract if any of the conditions are not met (but only up to the end of the Offer Period).

Under section 630 of the Corporations Act, EEGC must give a notice to GSLM on the status of the conditions not more than 14 days and not less than 7 days before the end of the Offer Period. EEGC has indicated in its Bidder’s Statement the date on which it intends to give that notice is 30 March 2005. This date may be extended under the Corporations Act if the Offer Period is extended.

1.4

Offer Period

Unless the Offer is withdrawn in accordance with section 652B of the Corporations Act or extended by EEGC, it will remain open for acceptance from 4 March 2005 to 5:00pm on 7 April 2005 (Salt Lake City, USA time), which is equivalent to 12:00pm on 8 April 2005 (AEST). This means for GSLM Shareholders who are in Australia and who want to accept the Offer, that they must have submitted their acceptances, allowing sufficient time for them to be received by EEGC’s transfer agent, before 12:00pm on 8 April 2005 (AEST).

EEGC must extend the Offer Period if, within the last 7 days of the Offer Period:

(a)

EEGC improves the consideration under the Offer; or

(b)

EEGC’s voting power in GSLM increases to more than 50%.

If either of the events in (a) and (b) above occurs, the Offer Period will be extended so that it ends 14 days after the occurrence of that event.

EEGC may (but is not obliged to) extend the Offer Period at any time before the end of the Offer Period.

1.5

Withdrawal of Offer

The Offer may only be withdrawn in accordance with section 652B of the Corporations Act, which requires the written consent of ASIC (which may be given subject to conditions). EEGC has stated in its Bidder’s Statement that if the Offer is withdrawn and subject to EEGC obtaining the consent of ASIC, EEGC will give notice of the withdrawal of the Offer to GSLM and to GSLM Shareholders. If EEGC withdraws the Offer, any acceptance of the Offer by GSLM Shareholders will be void and GSLM Shareholders will remain the holders of their GSLM Shares.

1.6

Withdrawal of Acceptance

Once a GSLM Shareholder accepts the Offer, the acceptance may not be withdrawn and will be binding on the GSLM Shareholder unless EEGC withdraws the Offer in accordance with section 652B of the Corporations Act (in which case, as described in section  above any acceptance of the Offer by GSLM Shareholders will be void).

1.7

Receiving EEGC Shares

Under the Offer and subject to you providing all documentation required by EEGC relative to your holding of the GSLM Shares at the time you accept the Offer (and assuming you validly accept) and assuming all the conditions of the Offer have been met, you will be issued with EEGC Shares in exchange for the transfer of your GSLM Shares to EEGC within 3 days of the close of the Offer (being 5:00pm on 10 April 2005 (Salt Lake City, USA time), which is equivalent to 12:00pm on 11 April 2005 (AEST), or such other date as extended in accordance with the Corporations Act).

1.8

Compulsory Acquisition

Under Part 6A.1 of the Corporations Act, EEGC will be entitled to compulsorily acquire any GSLM Shares on issue in respect of which it has not received an acceptance of the Offer, on the same terms as the Offer, if during or at the end of the Offer Period, EEGC (together with its associates) has a relevant interest in at least 90% (by number) of the GSLM Shares on issue.

If this threshold is met, EEGC will have one month from the end of the Offer Period within which to give the compulsory acquisition notices to GSLM Shareholders who have not accepted the Offer. GSLM Shareholders may challenge compulsory acquisition of their GSLM Shares, but this will require the relevant GSLM Shareholders to establish to the satisfaction of the court that the terms of the Offer do not represent fair value for the GSLM Shares.

If the GSLM Shares are compulsorily acquired from a GSLM Shareholder in accordance with the provisions of Part 6A.1 of the Corporations Act, the relevant GSLM Shareholder will receive the EEGC Shares (ie. 1 EEGC Share for 1 GSLM Share) to which it is entitled as a consequence, later than other GSLM Shareholders who accept the Offer.

EEGC has indicated in its Bidder’s Statement that it intends to exercise its compulsory acquisition rights if it becomes entitled to those rights.

1.9

Intention of Bidder relative to GSLM

EEGC has indicated in its Bidder’s Statement that subject to the completion of a review of GSLM’s operations, its intention for GSLM post merger is to “continue to operate [the GSLM business] in much the same manner [as it currently operates] following the completion of the merger”.

EEGC has indicated that it will review the dividend policies of GSLM but does not anticipate any dividends being paid by GSLM in the foreseeable future. This reflects the board’s current dividend policy.

2

DIRECTORS’ RECOMMENDATIONS

2.1

Recommendations

Your Independent Directors being David Tanner, Clive Burrett, Stephen Powell, Phillip Simpson and Richard Watson recommend that you accept the Offer, in the absence of a higher offer.

Malcolm Bendall did not consider it appropriate to make a recommendation in relation to the Offer because he is a director of EEGC. Therefore, he makes no recommendation in relation to the Offer.

2.2

Reasons for Directors’ Recommendations

David Tanner, Clive Burrett, Stephen Powell, Phillip Simpson and Richard Watson recommend that you accept the Offer, in the absence of a higher offer, for the following reasons:

(a)

Access to Additional Funding

SEL 13/98, GSLM’s exploration licence (the licence), imposes a cumulative capital expenditure requirement on GSLM of A$21,500,000 over the 5 year life of the licence. If there is a shortfall in GSLM’s mandatory capital expenditure, in any year, its exploration licence will be revoked.

The following capital raising activities have been undertaken or are proposed by GSLM:

(i)

In July 2002, GSLM sought to raise A$5,000,000 by way of public offer of new shares in GSLM, with the funds raised to be deployed in meeting GSLM’s working capital and expenditure requirements. An amount of A$1,139,200 before costs was raised from the public offering;

(ii)

Since 1 July 2003, GSLM’s working capital requirements have been advanced to GSLM by an entity associated with Malcolm Bendall and from EEGC. At the date of this Target’s Statement the respective amounts advanced are A$957,545.81 and A$579,448.27. The terms and conditions of the advances made by EEGC are described in section  below;

(iii)

A number of GSLM Shareholders, who hold in excess of 2,000,000 GSLM Shares, have expressed a willingness to sell their GSLM Shares to other investors at a discounted price, and then to lend the proceeds of the sales to GSLM at an interest rate of 12% per annum. To date, A$30,000 has been lent to GSLM on this basis;

(iv)

In the Directors’ Financial Report for the year ended 30 June 2004, a copy of which has previously been sent to GSLM Shareholders, certain other actual or potential capital raising activities of GSLM are described.

After considering the opportunity for further additional funding of GSLM, both formal and informal, the Directors do not consider that GSLM has the ability currently or will have the ability in the foreseeable future to secure funding in its own right of the order required and in the time required to meet its capital expenditure requirements including to meet its capital expenditure requirements under the licence as they arise. In particular:

(v)

the deadline for meeting the first capital expenditure requirement under the licence is imminent - A$5,341,000 by 30 September 2005; with a mandatory expenditure of at least A$4,272,800 by that date; and

(vi)

as to the sources of funding described in section  above (which have been GSLM’s sources of working capital since 1 July 2003):

(a)

if the merger does not proceed, EEGC will require repayment of the advances it has made (as described in section  below), and will not make any further advances to GSLM; and

(b)

Malcolm Bendall (or an entity associated with him) will not be a viable source of further funding for GSLM.

In its Bidder’s Statement, EEGC indicates and, GSLM, through its own enquiries understands that:

(vii)

EEGC has no current trading activities;

(viii)

EEGC has assets of approximately US$50,000 and liabilities of approximately US$925,000;

(ix)

EEGC’s sole activity, if the merger is completed, will be to seek to raise funds to be deployed by EEGC in meeting GSLM’s capital expenditure requirements;

(x)

EEGC has issued convertible debentures to HEM Mutual Assurance LLC (a Minnesota company) (HEM) to the value of US$1,000,000. An amount of US$500,000 has already been advanced by HEM to EEGC against certain of these debentures of which US$291,399.02 has been, in turn, advanced by EEGC to GSLM. These monies form part of the total A$579,448.27 advanced by EEGC to GSLM as described in section  below.

EEGC is entitled to call on HEM to advance a further US$500,000. The debentures and other arrangements between HEM, EEGC and GSLM are described in section 3.5.1 of the Bidder’s Statement. Because the arrangements with HEM are complicated, the Independent Directors have undertaken their own review of the relevant documents and a summary of the HEM arrangements is set out in Annexure A. However, this summary is qualified by and is to be read subject to the detailed information in section 3.5.1 of the Bidder’s Statement.

GSLM Shareholders should have particular regard to the various conversion mechanisms built into the debentures and the possible dilution risks (consequent on conversions) which are described in section 10.2.1 of the Bidder’s Statement;

(xi)

in December 2004, EEGC entered into an Investment Agreement authorising the issue of 5 million shares of EEGC common stock at a price of US$0.10 per share. GSLM understands that US$498,000 has been raised by EEGC under this agreement. The details are described in section 4.4 of the Bidder’s Statement;

(xii)

there are certain other potential sources of funding described in section 3.5.2 of the Bidder’s Statement which EEGC intends to pursue if the merger is successful.

In the Directors’ Financial Report for the year ended 30 June 2004, certain other actual or potential capital raising activities of EEGC are identified. As these other activities are not disclosed in the Bidder’s Statement, the Independent Directors have not taken these into consideration in making their recommendations to you.

The board of GSLM has been and continues to actively seek funding. However, by the proposed merger, the Independent Directors believe there is the increased potential of access to additional funding including as a consequence of EEGC being quoted on the OTCBB. Additional funding is required to meet the licence and other capital requirements of GSLM.

(b)

Greater Liquidity in New EEGC Shares

As an unlisted Australian public company, there is limited ability for GSLM Shareholders to trade in GSLM Shares. As such, GSLM Shareholders may experience difficulty in buying or selling GSLM Shares as there is no ready market for those shares. Under the Offer, GSLM Shareholders who accept the Offer will receive 1 EEGC Share for every 1 GSLM Share they hold. Subject to certain restrictions which may affect certain GSLM Shareholders (which restrictions are described in section 4.8 of the Bidder’s Statement), the EEGC Shares will be tradeable using the OTCBB.

You should review section 4.8 of the Bidder’s Statement carefully to ascertain whether or not the restrictions apply to you. If you are in any doubt, you should seek advice from your professional advisers.

(c)

Independent Expert’s Opinion

The independent expert, PKF Corporate, engaged by the Independent Directors to provide a report as to whether the Offer is fair and reasonable in accordance with section 640 of the Corporations Act, has concluded that, in its opinion, the Offer is both fair and reasonable.

In particular, PKF Corporate has assessed the value of:

(i)

the Offer to be in the range of A$0.27 to A$0.36 per GSLM Share (undiluted) and in the range of A$0.26 to A$0.35 per GSLM Share (fully diluted); and

(ii)

a GSLM Share to be in the range of A$0.12 to A$0.23 (on both an undiluted and a fully diluted basis).

It is noted by PKF Corporate that the assessed value of a GSLM Share is below the underlying value of a GSLM Share (on a net assets basis). The latter value is based on the value of GSLM’s licence. However, it is also noted by PKF Corporate that the licence will be revoked if certain capital expenditure requirements are not met (which requirements are described above); GSLM does not have funds and the only way that the value of GSLM’s licence may be realised is through the raising of funds. In these circumstances, PKF Corporate has assessed the value of a GSLM Share based on recent trades in GSLM Shares, adjusted for a control premium, and not on a net assets basis.

PKF Corporate has also indicated that, in its opinion, the Offer enhances the prospects of raising funds and, potentially, for GSLM Shareholders (who become EEGC shareholders) to realise the underlying value of the EEGC Shares they become entitled to after the proposed merger.

A copy of PKF Corporate’s Report is Annexure B and you should read it in its entirety.

(d)

Comparative rights of GSLM Shareholders in EEGC

GSLM Shareholders are bound by the terms of GSLM’s constitution and the Corporations Act. If GSLM Shareholders accept the Offer and the conditions are satisfied, they will become shareholders of EEGC. They will cease to be bound by GSLM’s constitution and the Corporations Act and, instead, become bound by the terms of EEGC’s charter documents and the Nevada statutes governing corporations.

Section 4.13.1 of the Bidder’s Statement compares the terms of EEGC’s charter documents and the Nevada statutes governing corporations on the one hand and the terms of GSLM’s constitution and the Corporations Act on the other. The Independent Directors are satisfied that these terms, insofar as GSLM Shareholders and EEGC shareholders are concerned, are substantially the same.

(e)

No other offers

Other than the Offer, the Independent Directors are not aware of any takeover offer for GSLM at the date of this Target’s Statement nor has any approach been received by the Independent Directors in relation to a possible competing offer to the Offer.

(f)

Advances by EEGC to GSLM

EEGC has advanced A$579,448.27 to GSLM interest free. If the merger proceeds, EEGC has indicated it does not intend to require repayment of the advances. If the merger does not proceed, the advances will become due and payable by GSLM.

If the merger does not proceed and the advances become due and payable, the procuring of the necessary funds by GSLM to make the repayment may not be easy.

(g)

Possibility of decrease in GSLM Share Price

If a GSLM Shareholder does not accept the Offer and EEGC does not become entitled to compulsorily acquire all the GSLM Shares in respect of which it has not received an acceptance of the Offer, in the opinion of the Independent Directors, the price of GSLM Shares (assuming a sale is able to be consummated) could fall below the assessed value of the GSLM Shares.

2.3

Intentions of Directors

All Directors have accepted the Offer in respect of GSLM Shares which they control.

3

OTHER MATTERS FOR GSLM SHAREHOLDERS TO CONSIDER

3.1

Percentage Shareholding

Under the Letter of Intent referred to elsewhere in this Target’s Statement and described in section 2.3 of the Bidder’s Statement (Letter of Intent), it was contemplated that, on completion of the proposed merger and assuming EEGC acquired all the GSLM Shares, GSLM Shareholders would hold 95% of the stock of EEGC (with the remaining 5% held by the then EEGC shareholders). These percentages were based on the GSLM shareholding and EEGC shareholding at the time the Letter of Intent was entered into (ie. 9 July 2002).

A significant period of time has elapsed since then and there have been increases in the shareholdings of both GSLM and EEGC consequent on the issue of shares in both companies. In addition, there will be further increases because certain shares of EEGC are to be issued to associated parties of EEGC if the proposed merger is successful. This is explained in section 4.5 of the Bidder’s Statement.

The effect of these increases and further increases is that if:

(a)

all GSLM Shareholders accept the Offer (ie. 100% acceptance), former GSLM Shareholders will hold approximately 84% of the stock of EEGC;

(b)

GSLM Shareholders holding more than 50% of GSLM’s share capital accept the Offer, former GSLM Shareholders will hold approximately 73% of the stock of EEGC,

as calculated at the date of the Bidder’s Statement.

However, the Bidder’s Statement refers to certain securities that are convertible or exercisable into EEGC shares, namely:

(c)

HEM debentures referred to in section 3.5.1 of the Bidder’s Statement;

(d)

Options and warrants described in sections 4.2 and 4.3 respectively of the Bidder’s Statement;

(e)

450,000 GSLM options described in section 6.2 of the Bidder’s Statement and in section  below.

The Bidder’s Statement also refers to EEGC shares which may be issued under the Investment Agreement referred to in section 4.4 of the Bidder’s Statement.

These securities have not been included in the calculation of the 84% above. If all of these securities are converted, exercised or issued, GSLM has calculated that if:

(f)

all GSLM Shareholders accept the Offer (ie. 100% acceptance), former GSLM Shareholders will hold approximately 76% of the stock of EEGC;

(g)

GSLM Shareholders holding more than 50% of GSLM’s share capital accept the Offer, former GSLM Shareholders will hold approximately 61% of the stock of EEGC.

It should be noted that:

(h)

the 9,000,000 GSLM conditional options described in section 6.2 of the Bidder’s Statement and in section  below, have not been included in any of the above calculations, as these options are conditional and may not be issued - if these options are issued and exercised, the percentages will be reduced;

(i)

one of the HEM debentures is convertible at either the lower of US$1.30 or the average of the 3 lowest closing per share bid prices for EEGC stock during the 40 trading days prior to conversion, as described in section 3.5.1 of the Bidder’s Statement. PKF Corporate’s Report indicates that, since July 2003, the lowest EEGC share price on the OTCBB was US$0.21, in January 2005. GSLM has used US$0.21 as the average price for the purpose of calculating the EEGC shares resultant on conversion under this HEM debenture.

The Independent Directors, in making their recommendations to you in section  above to accept the Offer, in the absence of a higher offer, have considered the following:

(j)

if the securities referred to above in sections ,  and  above are not converted or exercised; the conditional options are not issued or not exercised; and the shares under the Investment Agreement are not issued, there is unlikely to be a significant diminution in the rights of GSLM Shareholders who become EEGC shareholders consequent on the change in percentages; and

(k)

even if the securities and shares are converted, exercised or issued, former GSLM Shareholders will have majority ownership of EEGC; and

(l)

EEGC’s capital raisings which have resulted in an issue of shares in EEGC have been directed to the support of both EEGC and GSLM in anticipation of the proposed merger. As at the date of this Target’s Statement, EEGC has advanced A$579,448.27 to GSLM.

The Independent Directors are therefore of the view that the change in the percentages from those contemplated under the Letter of Intent is justified.

3.2

Liabilities of EEGC

The Letter of Intent also contemplated that EEGC would have no assets or liabilities at the time of the proposed merger. The assets and liabilities of EEGC as at 31 December 2004 are set out in the Financial Statements of EEGC for the period ended 31 December 2004, which statements are attached to the Bidder’s Statement. In summary, as at 31 December 2004, EEGC had assets of approximately US$50,000 and liabilities of approximately US$925,000.

The Independent Directors are satisfied that the liabilities of EEGC were incurred in pursuance of the proposed merger which, as indicated in section  above, has taken longer than was anticipated.

3.3

GSLM Options

During the financial year ended 30 June 2004, GSLM issued 450,000 options to Directors and to certain other persons associated with GSLM (other than in their capacity as GSLM Shareholders). The exercise price for these options is A$0.01 and the options are exercisable up to 31 December 2005.

During the same period, GSLM made offers to Directors and to certain other persons associated with GSLM (other than in their capacity as GSLM Shareholders) to be issued with additional options in GSLM. The exercise price for these options is A$1.00 and they are exercisable for 3 years from the date of their issue. The offers made to Directors and other persons associated with GSLM (other than in their capacity as GSLM Shareholders) are conditional offers. The conditions are:

(a)

(the first condition) the successful completion of the merger with EEGC;

(b)

(the second condition) the extension of the licence over key areas of SEL 13/98; and

(c)

(the third condition) the securing of additional available funding of at least A$15 million before 30 September 2005.

These conditions are conditions precedent to the issue of the options. This means that unless all the conditions are satisfied or waived (by GSLM), the options cannot be issued. The board of GSLM does not propose to waive any of the outstanding conditions. Accordingly, because the first condition and third condition have not, at the date of this Target’s Statement, been satisfied, these options have not been issued.

The Offer does not extend to GSLM Shares which would be issued on the exercise of any of these options. However, all GSLM option holders and offerees of conditional options have agreed in writing with EEGC that:

(d)

they will not exercise any of their options during the Offer Period; and

(e)

if the proposed merger is completed, all GSLM options (including the conditional options) will be cancelled and GSLM option holders will be issued with options in EEGC, and if they are also offerees of the conditional options, be deemed to receive a conditional offer for options in EEGC, in both cases, for an equivalent number and on the same terms and conditions as the GSLM options and conditional options.

3.4

Tax Considerations

The tax implications for GSLM Shareholders who accept the Offer are dependent on a number of factors. A general description of some of these implications for GSLM Shareholders accepting the Offer is set out in section 11 of the Bidder’s Statement.

You should read section 11 of the Bidder’s Statement carefully and consult your professional tax adviser before making any decision whether or not to accept the Offer. In particular, you should consider the comments in section 11 of the Bidder’s Statement and in section  of this Target’s Statement in relation to the risk that capital gains tax roll-over relief may not be available to you if you accept the Offer.

3.5

Risk factors

GSLM Shareholders who accept the Offer will be subject to the following risks:

(a)

Market risks

The general market risks an investor faces in investing in shares, in particular that the price of EEGC Shares may rise or fall. In particular, EEGC notes in its Bidder’s Statement that an investment in EEGC is a speculative investment and, to this end, a description of key general and specific risks relating to EEGC Shares are set out in section 10 of the Bidder’s Statement. You should read these carefully. You should note that the risk factors described in section 10.3 of the Bidder’s Statement are also associated with being a GSLM Shareholder.

(b)

Availability of capital gains tax rollover relief

The risk that capital gains tax rollover relief may not be available. Your attention is drawn to the fact that capital gains tax rollover relief may only be available to some GSLM Shareholders (being GSLM Shareholders who are Australian residents for tax purposes) and, in any event, is only available to those GSLM Shareholders if EEGC acquires 80% or more of the GSLM Shares on issue.

The Offer is conditional on EEGC obtaining acceptances of the Offer from GSLM Shareholders having more than 50% of the issued capital of GSLM. Accordingly, if EEGC does not acquire 80% or more of the GSLM Shares on issue, capital gains tax rollover relief will not be available to you even if you would otherwise qualify for capital gains tax rollover relief.

Special rules apply to GSLM Shareholders who are not Australian residents for tax purposes, which are described in section 11.2 of the Bidder’s Statement.

You should consult your professional tax adviser as to the effect of this risk on your particular circumstances.

3.6

Consequences of EEGC not acquiring 100% of GSLM Shares

If the level of acceptances of the Offer by GSLM Shareholders is insufficient to enable EEGC to acquire 100% of GSLM Shares on issue, there is likely to be even less liquidity in GSLM Shares as the GSLM Shares held by EEGC are unlikely to be traded.

4

ALTERNATIVES AVAILABLE TO GSLM SHAREHOLDERS

4.1

Accepting the Offer

If after having carefully considered the information contained in the Bidder’s Statement and this Target’s Statement you wish to accept the Offer, you should follow the instructions in section 13.6 of the Bidder’s Statement.

If you accept the Offer, subject to EEGC not withdrawing the Offer in accordance with section 652B of the Corporations Act and the satisfaction of the conditions referred to in section  above, you should receive the consideration for your GSLM Shares within the time period set out in section  above.

4.2

Taking no action

GSLM Shareholders who do not wish to accept the Offer should take no action. However, in this case, if EEGC becomes entitled to compulsorily acquire your shares, as referred to in section  above, it is the intention of EEGC to do so, in which case you will receive the consideration for your GSLM Shares later than other GSLM Shareholders who accept the Offer.

5

ADDITIONAL INFORMATION

5.1

Directors

The Directors of GSLM at the date of this Target’s Statement are:

Malcolm Roy Bendall	Non-Executive Chairman
David Andrew Tanner	Executive Director
Clive Francis Burrett	Executive Director
Stephen Powell	Non-Executive Director
Phillip Bradley Simpson	Non-Executive Director
Richard James Watson	Non-Executive Director

5.2

Relevant interests in securities on issue in GSLM held by the Directors

The only securities which GSLM has on issue at the date of this Target’s Statement and has had on issue in the 4 months preceding the date of this Target’s Statement are GSLM Shares and the options referred to in section  above.

At the date of this Target’s Statement, the Directors have relevant interests in GSLM’s securities as follows:

Name of Director	GSLM Shares	A$0.01 Options	A$1.00 Options*
Malcolm Bendall	7,739,434	50,000	6,000,000
David Tanner	1,455,296	50,000	400,000
Clive Burrett	565,632	50,000	600,000
Stephen Powell	1,472,400	50,000	400,000
Phillip Simpson	2,495,679	50,000	400,000
Richard Watson	403,200	50,000	400,000

*these options have not been issued but may be if certain conditions described in section  above are satisfied.

5.3

Relevant interest in securities on issue in EEGC held by the Directors

At the date of this Target’s Statement, no Directors have a relevant interest in EEGC’s securities.

5.4

Directors’ dealings in EEGC securities

In the four months preceding the date of the Bidder’s Statement neither GSLM nor any Director has acquired or disposed of a relevant interest in any securities issued by EEGC.

5.5

Benefits from GSLM

As a result of the Offer, no benefit (other than a benefit which can be given without shareholder approval under the Corporations Act) has been or will be given by GSLM to any person (including a Director) in connection with the retirement of the person from a board or managerial office of GSLM or a related body corporate of GSLM.

5.6

Benefits from EEGC

With the exception of benefits which Directors may receive in their capacity as holders of GSLM Shares as a consequence of their acceptance of the Offer, no Director has agreed to receive or is entitled to receive any benefit from EEGC in connection with or conditional upon the outcome of the Offer.

5.7

Agreements with Directors

Other than as disclosed in this Target’s Statement, there is no agreement which has been made between any Director and any other person in connection with or which is conditional on the outcome of the Offer.

5.8

Interests of Directors in contracts involving EEGC

Malcolm Bendall is a director of EEGC and received US$59,000 for services provided to EEGC in 2004.

5.9

No other material information

This Target’s Statement is required to include all information that GSLM Shareholders and their professional advisers would reasonably require to make an informed assessment of whether to accept the Offer, however:

(a)

only to the extent to which it is reasonable for investors and their professional advisers to expect to find the information in this Target’s Statement; and

(b)

only if the information is known to any of the Directors.

The Directors are of the opinion that the information that GSLM Shareholders and their professional advisers would reasonably require to make an informed assessment of whether to accept the Offer is:

(c)

the information contained in the Bidder’s Statement;

(d)

the information contained in this Target’s Statement (including the independent expert’s report contained in Annexure B and the annexure thereto).

The Directors have assumed, for the purposes of preparing this Target’s Statement, that the information in the Bidder’s Statement is correct. However, in making that assumption, the Directors in their capacity as directors of GSLM do not take any responsibility for the contents of the Bidder’s Statement nor do they endorse the statements made in it.

In deciding what information should be included in this Target’s Statement, the Directors have had regard to:

(e)

the nature of the GSLM Shares;

(f)

the matters that GSLM Shareholders may reasonably be expected to know;

(g)

the fact that certain matters may reasonably be expected to be known to the professional advisers of GSLM Shareholders; and

(h)

the time available to GSLM to prepare this Target’s Statement.

5.10

Consents

PKF Corporate has consented to the inclusion of its Report, accompanying this Target’s Statement, in the form and context in which it appears and PKF Corporate has not withdrawn its consent before this Target’s Statement was lodged with ASIC.

Anderson & Schwab Australia Limited (A&S) has consented to the inclusion of its report, accompanying this Target’s Statement, in the form and context in which it appears and A&S has not withdrawn its consent before this Target’s Statement was lodged with ASIC.

5.11

Copies of documents

This Target’s Statement contains statements which are made or based on statements made in documents lodged with ASIC. Pursuant to ASIC Class Order 01/1543, the consent of the relevant person is not required for the inclusion of such statements in this Target’s Statement.

Any GSLM Shareholder requiring a copy of any of those documents may obtain a copy of them free of charge during the Offer Period by contacting the shareholder information line (+613 6234 5908) between 9:00am-5:00pm (Hobart time) on business days. In accordance with the requirements of the Corporations Act, all calls to the shareholder information line will be recorded.

6

DEFINITIONS AND INTERPRETATION

6.1

Definitions

In this Target’s Statement, unless the context otherwise requires, the following words and phrases have the following meanings:

AEST means Australian Eastern Standard Time.

ASIC means Australian Securities and Investments Commission.

Bidder’s Statement means the bidder’s statement dated 4 March 2005 by EEGC under Part 6.5 of the Corporations Act in connection with the offer by EEGC to acquire all GSLM Shares on issue.

Corporations Act means the Corporations Act 2001 (Cth).

Directors means the directors of GSLM at the date of this Target’s Statement and Director means any one of them.

EEGC means Empire Energy Corporation International, a Nevada corporation having its registered office at Suite 260, 1011 King Street, Overland Park, KS, 66210, United States of America.

EEGC Shares means EEGC Shares to be issued under the terms of the Offer being “Class A Common Stock” of US$.001 par value.

GSLM means Great South Land Minerals Ltd. ACN 068 650 386 which has its registered office at Level 3, 65 Murray Street, Hobart, Tasmania 7000.

GSLM Share means an ordinary share in the capital of GSLM on issue at 9:00am on 4 March 2005 (AEST).

GSLM Shareholder means a holder of a GSLM Share.

Independent Directors means David Andrew Tanner, Clive Francis Burrett, Stephen Powell, Phillip Bradley Simpson and Richard James Watson.

Offer means the offer made by EEGC for all GSLM Shares on issue as set out in the Bidder’s Statement.

Offer Period means the period from 4 March 2005 to 5:00pm on 7 April 2005 (Salt Lake City, USA time) which is equivalent to the period from 4 March 2005 to 12:00pm on 8 April 2005 (AEST), unless the Offer is extended or withdrawn in accordance with section 652B of the Corporations Act.

OTCBB means the Over the Counter Bulletin Board in the United States.

PKF Corporate means PKF Corporate Advisory Services (Vic) Pty Ltd, the independent expert.

Report means the Independent Expert’s Report prepared by PKF Corporate, a copy of which is Annexure B.

Target’s Statement means this target’s statement prepared by GSLM under Part 6.5 of the Corporations Act in response to the Bidder’s Statement and Offer.

6.2

Interpretation

Unless otherwise required by the context, where words and phrases have a defined meaning in the Corporations Act, those words and phrases have the same meaning when used in this Target’s Statement and:

(a)

references to sections and annexures are to sections of and annexures to this Target’s Statement;

(b)

words importing one gender include the other genders;

(c)

the singular includes the plural and vice versa;

(d)

a reference to a person includes a reference to a corporation, trust or other entity and vice versa;

(e)

a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of, or any legislative provisions substituted for, and all legislation and statutory instruments issued under, such legislation or provision;

(f)

a reference to “A$” is to the currency of the Commonwealth of Australia and a reference to “US$” is to the currency of the United States of America;

(g)

the word “include” and “including” and cognate words and phrases are to be construed without limitation; and

(h)

headings are for ease of reference only and do not affect the interpretation of this Target’s Statement.

7

AUTHORISATION

This Target’s Statement was approved by a resolution passed by the directors of GSLM on 10 March 2005.

Signed for and on behalf of GSLM on 11 March 2005:

/s/ David A. Tanner

David A. Tanner, Director

ANNEXURES

Section	Title	Page
Annexure A	Additional Information	24
Annexure B	Independent Expert’s Report	26

Annexure A – Additional Information

The following is intended to assist GSLM Shareholders and is in summary form only. It is qualified by and is to be read subject to the detailed information set out in the Bidder’s Statement.

HEM ARRANGEMENTS

On 20 May 2004, Bob Owen & Company, Inc (BOCI) entered into a Convertible Debenture Purchase Agreement with HEM Mutual Assurance LLC (a Minnesota company) (HEM) (HEM Agreement). Under the HEM Agreement, BOCI sold and issued three convertible debentures to HEM in the aggregate principal amount of US$1,000,000 (Debentures). The Debentures are for US$485,000 (First Debenture); US$15,000 (Second Debenture); and for US$500,000 (Third Debenture).

On 20 May 2004, EEGC merged with BOCI. As a result of the merger, EEGC assumed the rights and obligations of BOCI under the HEM Agreement.

EEGC has received US$500,000 against the First Debenture and Second Debenture. EEGC has received a promissory note for US$500,000 against the Third Debenture (Note). As at the date of the Bidder’s Statement, the Note had not been called on.

The key terms and conditions of each of the Debentures are summarised below. GSLM Shareholders should have particular regard to the various conversion mechanisms built into the Debentures, and the possible dilution effects on GSLM Shareholders who accept the Offer. These are described in section 10.2.1 of the Bidder’s Statement.

First Debenture and Second Debenture

The aggregate principal amount of US$485,000 and US$15,000 is repayable on or prior to 19 May 2009, and bears interest calculated daily at the rate of 1.5% per annum and is repayable in cash or common stock, at the option of HEM.

Subject to certain limitations, HEM may convert all or part of the unpaid principal, at any time, in accordance with a conversion formula.

Third Debenture

The Third Debenture does not accrue interest, is not convertible and is not subject to repayment by EEGC unless and until:

•

HEM elects that the Note is to become due and payable;

•

a sufficient number of EEGC common stock is held in escrow to cover at least 200% of the EEGC common stock that would be needed to satisfy full conversion of all the unconverted Debentures; and

•

the Note is paid in full by HEM.

Subject to the above conditions being satisfied:

•

the aggregate principal amount of US$500,000 is repayable on the same date and on the same general terms and conditions as the First Debenture and Second Debenture; and

•

subject to certain limitations, HEM may convert all or part of the unpaid principal, at any time, in accordance with a different conversion formula.

Other terms relevant to the Debentures

Limitations on Conversion

The aggregate maximum number of EEGC common stock that the Debentures may be converted into is 1,650,000 EEGC Shares (Maximum Conversion). If any conversion of the Debentures, in whole or in part, would exceed the Maximum Conversion, then EEGC, at its option, is to either:

•

increase the Maximum Conversion; or

•

redeem the unconverted amount of the Debentures in whole or in part at 125% plus interest accrued thereon.

Conversion Price

The conversion price (which forms part of the conversion formulae referred to above) is subject to certain adjustment events including the conversion of stock into a larger or smaller number. If the conversion price is not adjusted on the happening of an adjustment event, HEM has the right to require EEGC to redeem the Debentures at 140% of the aggregate principal amount of the Debentures.

Events of Default

If at any time after the Debentures are issued an event of default (as defined) occurs and is not remedied, interest accrues at the rate of 15% per annum from the date of the event of default. If the event of default is not cured within the requisite period, HEM may, by notice to EEGC, accelerate payments due under the Debentures. HEM may also convert the remaining principal amount of the Debentures and accrued interest thereon at the relevant conversion price.

Future Financing

If at any time the Debentures are outstanding, EEGC receives funds equal to or exceeding US$5,000,000 in a single or a series of related transactions, EEGC is required to redeem the Debentures for an amount equal to 150% of the then outstanding amount.

Suspension of Trading in EEGC Shares

If trading in EEGC Shares is suspended (and not reinstated within 10 trading days) or the EEGC Shares are de-listed from the OTCBB (and not reinstated within 10 trading days), then, at the option of HEM (to be exercised by serving a Redemption Notice), EEGC is to redeem all of the Debentures and any EEGC Shares converted and held by HEM within 7 trading days at an aggregate purchase price equal to the sum of:

•

the aggregate market value of the EEGC Shares held by HEM; plus

•

the value of the unconverted Debentures; plus

•

interest accruing on the above amounts at a rate of 15% per annum accruing from the 7th trading day after the date of the Redemption Notice,

less the amount of the Note if not then paid by HEM.

Liquidated Damages

If EEGC breaches certain clauses of the HEM Agreement or commits and fails to cure an event of default, EEGC is to pay HEM liquidated damages of an amount equal to 3 times the aggregate principal amount of the Debentures.

Annexure B – Independent Expert’s Report

Great South Land Minerals Limited

 & Financial Services Guide

10 March 2005

PKF Corporate Advisory

PKF Corporate Advisory Services (Vic) Pty Ltd ABN 97 007 267 558

Australian Financial Services Licence 255377

Level 11, CGU Tower

485 La Trobe Street, Melbourne 3000

GPO Box 5099BB, Melbourne VIC 3001

Tel:  61 3 9603 1700

Fax: 61 3 9602 3870

www.pkf.com.au

Ref:  v:\data\advisory\valuations\gslm\report.doc

10 March 2005

The Independent Directors

Great South Land Minerals Ltd

Level 3

65 Murray Street

HOBART TAS 7000

Dear Sirs

Independent Expert Report & Financial Services Guide

Introduction

Empire Energy Corporation International Inc ("Empire") has made an offer to acquire all of the fully paid ordinary shares in Great South Land Minerals Limited ("GSLM") on the basis of one Class A Empire share in consideration for one GSLM share ("the Offer").

PKF Corporate Advisory Services (Vic) Pty Ltd (“PKF Corporate”) has been requested to prepare an independent expert report to the Independent Directors of GSLM advising whether in our opinion the Offer from Empire is fair and reasonable to the shareholders of GSLM.

Purpose of Report

The independent expert report is required pursuant to Section 640 of the Corporations Act 2001 ("the Act") in order to assist the Directors with their recommendation to shareholders to accept or reject the Offer.  We have prepared this report having regard to Section 640 of the Act, the relevant Australian Securities and Investment Commission ("ASIC") Policy Statements and Practice Notes, as well as the Australian Institute of Mining and Metallurgy's Code and Guidelines for Technical Assessment and/or Valuation of Mineral and Petroleum Assets and Mineral and Petroleum Securities for Independent Expert Reports ("the Valmin Code") of 17 February 1995, as amended in March 1998.

This report is to accompany the Target's Statement to shareholders ("Target's Statement") and must not be quoted or referred to or used for any other purpose unless written consent has been provided by PKF Corporate.

Opinion

In our opinion the Offer by Empire is fair and reasonable to the GSLM shareholders.

We have assessed the value of the Offer in the range of A$0.27 to A$0.36 per share (undiluted) and in the range of A$0.26 to A$0.35 per share (fully diluted).  This value range has been determined having regard to Empire's share price and its underlying pro-forma net assets post acquisition.  Empire itself currently has no business and no assets other than a loan receivable from GSLM.  The current share price is likely therefore to incorporate shareholder speculation as to the value inclusive of GSLM.

We have assessed the value of a GSLM share in the range of A$0.12 to A$0.23 both on an undiluted and fully diluted basis.  The value of a GSLM share was also assessed on recent share trades, adjusted for a control premium.  As we have assessed the value of the Offer to be greater than the value of a GSLM share, it is our opinion that the Offer is fair.

The value we have ascribed to a GSLM share is below the net asset value of a GSLM share.  The net asset value of a GSLM share is underpinned by the value of its main asset, exploration licence SEL13/98 ("SEL 13/98").  However, the potential value can only be realised if GSLM receives funds to cover the conditions in the licence renewal which requires cumulative mandatory expenditure of $4,272,800 by 30 September 2005, $6,688,800 by 30 September 2006, $10,528,000 by 30 September 2007, $15,752,000 by 30 September 2008 and $17,200,000 by 30 September 2009.  Failure to spend these sums will result in revocation of the licence.   As GSLM does not have funds, the only way of realising value is to raise funds to carry on the exploration.

Management are of the view that if GSLM becomes a subsidiary of Empire, it will have greater access to the enhanced capital raising opportunities of an Over the Counter Bulletin Board ("OTC") quoted company which in turn would assist in the funding required for the exploration activity.  Empire does not currently have the funds to undertake the exploration.  However, the Directors believe that funding opportunities for Empire will be enhanced if the acquisition proceeds.  Empire has been able to raise some capital in recent months, notwithstanding its poor balance sheet and a period of great uncertainty.  The Directors of Empire believe that if the acquisition proceeds, this will create an environment of greater certainty for Empire which in turn should result in greater capital raising opportunities.  Strategies for fund raising are detailed in the Bidders Statement and in our report.

If the Offer is not accepted by shareholders and the transaction does not proceed, the ability for GSLM to raise funds and to expend $4,272,800 by 30 September 2005 is doubtful given no other offers have come forward.   Should GSLM not be able to raise funds, the above values could not be realised as the exploration licence cannot be sold separately and the licence would be revoked.  Consequently, the value of the GSLM shares would essentially be nil as GSLM would have a deficiency in net assets.  In our opinion the recent share trades of GSLM reflect the significant risk of GSLM being unable to raise funds, and consequently, the license being revoked.

In our opinion the Offer is reasonable as it enhances the prospects of raising funds and potentially the ability for shareholders to realise the underlying value of the shares post acquisition.  The underlying value of the shares, based on the pro-forma net assets of Empire as at 31 December 2004, inclusive of the independent value ascribed to SEL13/98 by Anderson & Schwab Australia Limited ("A&S") in their report dated 9 November 2004, are as follows:

Pro-forma Net Assets of Empire Post Acquisition
	Low Undiluted	High Undiluted	Low Diluted	High Diluted

Pro form net assets:
- based on 50% acceptance	A$0.21	A$0.29	A$0.19	A$0.27
- based on 100% acceptance	A$0.26	A$0.36	A$0.24	A$0.33

However, as at the date of this report, the only commitments for further funds are for US$500,000 from HEM Mutual Assurance LLC ("HEM").  The risk therefore remains that if funds are not able to be raised to continue with the exploration program and to meet the exploration commitments, the licence will be revoked.  If this occurs, Empire will continue to have going concern issues until further significant new capital is raised and is at risk of having to seek recourse to one of the forms of insolvency administration provided for under the US Bankruptcy Code.  This would have a significant downward impact on the value of the Empire shares.

Our analysis and assessment has been undertaken having regard to GSLM shareholders as a whole, as required by the Act. We have not considered the effect on individual GSLM shareholders. The taxation implications of acceptance of the Offer will vary according to particular circumstances of the individual GSLM shareholders and will also vary depending on the number of shareholders accepting the Offer.  Clause 11 of the Bidders Statement discusses the taxation implications of the Offer.  We have not considered the taxation implications for individual shareholders.  Accordingly, GSLM shareholders should seek their own independent taxation advice.

This letter is a summary of PKF Corporate's opinion upon the Offer. This opinion should be read in conjunction with, and not independently of, PKF Corporate's detailed report, the attached appendices including our Financial Services Guide at Appendix 2, and the Target's Statement of GSLM.

Yours faithfully

PKF CORPORATE ADVISORY SERVICES (VIC) PTY LTD

/s/ Piera Murone

/s/ David Garvey

Piera Murone

David Garvey

Director

Director

CONTENTS

1.

THE OFFER

1.1

The Offer

1.2

Purpose of the Offer

1.3

Conditions of the Offer

1.4

Bidder's Intentions

2.

INDEPENDENT EXPERT REPORT

2.1

Scope

2.2

Basis of Assessment

2.3

Current Market Conditions

3.

PROFILE OF GSLM

3.1

Company History and Activities

3.2

Current Activities

3.3

Directors

3.4

Capital Structure and Shareholders

3.5

Historical Financial Performance

3.6

Historical Financial Position

4.

PROFILE OF EMPIRE

4.1

Company History

4.2

Capital Structure and Shareholders

4.3

OTC Share Performance

4.4

Historical Financial Performance

4.5

Historical Financial Position

5.

PROFILE OF THE COMBINED ENTITY

5.1

Pro-forma Financial Position

5.2

Equity Position

5.3

Pro-forma Net Assets Per Share

6.

VALUATION METHODOLOGY

6.1

Overview

6.2

Market Based Methodologies

6.3

Discounted Cash Flow Method

6.4

Asset Based Methodologies

6.5

Selection of Approach & Methodology

7.

MARKET VALUE OF GSLM

7.1

Valuation Methodology

7.2

Net Assets Method

7.3

Adjusted Net Assets

7.4

Value of Equity

8.

MARKET VALUE OF EMPIRE

8.1

Valuation Methodology

8.2

Empire Share Market Trading

9.

EVALUATION & CONCLUSION ON OFFER

9.1

Fairness

9.2

Assessment of Fairness

9.3

Reasonableness of the Offer

9.4

Conclusion

APPENDIX 1:  QUALIFICATIONS AND DECLARATIONS

APPENDIX 2:  FINANCIAL SERVICES GUIDE

APPENDIX 3:  SOURCES OF INFORMATION

APPENDIX 4:  A&S REPORT

1

THE OFFER

1.1

The Offer

On 15 July 2002, the Board of Directors unanimously approved the terms and conditions for the acquisition of GSLM, as established in the Letter of Intent dated 9 July 2002 and amended on 10 December 2002 and 16 October 2003.  Approval of Empire's shareholders was obtained at a shareholders meeting held on 29 March 2004. In summary, the proposal approved by the shareholders contained the following elements:

•

Empire to acquire up to 100 percent of GSLM's shares;

•

Empire would have only 3.1 million shares outstanding at the time of the closing of the transaction;

•

Empire would nave no material operations at the time of the closing of the transaction with no liabilities and no pending litigation at the time of completion;

•

GSLM shareholders would individually in a private transaction be offered the opportunity to exchange their GSLM shares for Empire restricted shares;

•

The parties intention was to require at least 80 percent share participation from the GSLM shareholders to close the transaction;

•

Assuming 100 percent acceptance, Empire would issue 58,900,000 shares of common stock to GSLM shareholders leaving existing Empire shareholders with ownership of only 5 percent of the combined company; and

•

The transaction was intended as a tax-free reorganisation.

In anticipation of the acquisition, on 26 April 2004 Empire was redomiciled to the state of Nevada.  As part of the redomiciliation one new share was issued in the Nevada corporation for each
10 shares of the old corporation.

On 27 May 2004 an agreement was entered into by GSLM and Empire to actively pursue the acquisition subject to acceptance of the Offer by GSLM shareholders.

Empire served a Bidder's Statement to the shareholders of GSLM, dated 4 March 2005, to acquire all of the shares in GSLM on the basis of one Class A Empire share for one GSLM share. The offer is only open to GSLM shareholders holding shares as at the date of the Bidder's Statement.   Copies of the Bidder's Statement were lodged with ASIC on the same day.  The terms and conditions of the Offer are described in clause 13 of the Bidder's Statement.

1.2

Purpose of the Offer

The purpose of the Offer is described in detail in the Bidder's Statement.  In summary, Empire seeks to enable GSLM to have access to the capital raising opportunities of Empire as a company quoted on the OTC. The raising of additional capital is intended to fund GSLM's gas and oil exploration activities in order to comply with its exploration obligations under its licence SEL 13/98.

1.3

Conditions of the Offer

The Offer is subject to various conditions as set out in the Bidder's Statement and summarised as follows:

•

Acceptance of the Offer for at least 50 percent of the share capital in GSLM;

•

Neither GSLM nor any of their subsidiaries suffer any material adverse change in relation to it or the business of that entity between the date of the Offer and the date of closing of the Offer and GSLM will be free from any material pending or threatened litigation, claims, or contingent liabilities, other than as disclosed in its financial statements as at 30 June 2004;

•

GSLM shall be in good standing in the Australian State of Tasmania and shall be duly qualified to do business as a foreign corporation in those jurisdictions, which require such qualification;

•

The proposed acquisition by Empire shall not violate the terms and conditions of the petroleum licence held by GSLM known as SEL13/98 and such licence shall be in good standing as at the date of closing of the Offer; and

•

None of the following occurrences happening during the period from the date of the Bidder's Statement to the end of the Offer period:

-

GSLM resolving that it be wound up;

-

The appointment of a liquidator or provisional liquidator of GSLM;

-

The making of an order by a court for the winding up of GSLM;

-

An administrator of GSLM being appointed under section 436A, 436B, or 436C of the Act;

-

GSLM executing a deed of company arrangement; or

-

The appointment of a receiver, receiver and manager, other controller (as defined in the Act) or similar official in relation to the whole, or a substantial part, of the property of GSLM.

1.4

Bidder's Intentions

In clause 7 of the Bidder's Statement Empire has indicated its intentions for GSLM.  In summary, it is the intention of the Board of Directors of Empire Energy to undertake a review of GSLM’s activities to more fully evaluate its performance, profitability and prospects in the light of the more detailed information then available to it and in the context of Empire's objective to grow its business and enhance shareholder wealth.

In the immediate short term, both Empire and GSLM are in need of either debt or equity facilities.  If the acquisition is completed, the first task of the Directors will be to concentrate on funding opportunities for the company.

It is intended to continue operating GSLM as it currently operates with the same Directors, same office and staff with the intention of removing duplication of resources in time when it is economically efficient to do so.

2

INDEPENDENT EXPERT REPORT

2.1

Scope

The Offer is subject to Section 640 of the Act (“Section 640”).  Section 640 requires an expert opinion to be provided where the bidder is connected with the target company.  Specifically, Section 640 requires an expert’s report if:

•

the bidder’s voting power in the target is 30 percent or more; or

•

the bidder is a director of the target or a director of the bidder is a director of the target.

Empire has no voting power in GSLM.  However, after the negotiation of the acquisition of GSLM by Empire between the independent officers and Directors of the separate companies, the approval of the acquisition by Empire’s independent board of Directors and shareholders of Empire and after the negotiation and signing in May 2004 of an agreement to aggressively pursue the acquisition, Mr Malcolm Bendall, Chairman of GSLM, was appointed to the board of Empire to facilitate completion of the acquisition and planning for subsequent combined activity.  Because of this appointment, an independent expert report is required in accordance with Section 640.  An independent expert report accompanying a target statement must state whether, in the expert’s opinion, the takeover offer is fair and reasonable and give the reasons for forming that opinion.

2.2

Basis of Assessment

The Act does not define the expressions “fair” and “reasonable”. However, guidance is provided by the Policy Statements (“PS”) and Practice Notes (“PN”) issued by ASIC, which establish certain guidelines in respect of independent expert reports required under the Act.

PS 75 “Independent Expert Reports to Shareholders” relates to the assessment of takeover offers pursuant to Section 640. PS 75 draws a distinction between “fair” and “reasonable”.  An offer is fair if the consideration is equal to or greater than the value of the securities subject to the offer.  The comparison must be made assuming 100 percent ownership of the target company irrespective of the percentage holding of the bidder or its associates in the target company. For the purposes of our opinion, the term “fair market value” is defined as the price that would be negotiated in an open and unrestricted market between a knowledgeable, willing, but not anxious purchaser and a knowledgeable, willing, but not anxious vendor, acting at arm’s length.

A “fair” offer will always be “reasonable” but a “reasonable” offer will not necessarily be “fair”.  PS 75 considers an offer to be reasonable if:

•

the offer is fair; or

•

despite not being fair, but considering other significant factors, shareholders should accept the offer in the absence of any higher bid before the close of the offer.

PS 75 sets out some of the “other significant factors” that should be considered by an expert in assessing the reasonableness of the offer including:

•

bidder’s pre-existing entitlement to shares in the target or other significant shareholding blocks;

•

liquidity of the market in the target's shares or likelihood of an alternative offer being made;

•

taxation losses, cash flow or other benefits of achieving 100 percent ownership of the target;

•

any special value of the company to the bidder;

•

the value to an alternative bidder; and

•

other advantages and disadvantages for the shareholder in accepting the bidder’s offer.

In considering whether the Offer is fair and reasonable, we have considered each of the above factors.

2.3

Current Market Conditions

Our opinion is based on economic, market and other conditions prevailing at the date of this report.  Such conditions can change significantly over relatively short periods of time.

3

PROFILE OF GSLM

3.1

Company History and Activities

In 1984, Conga Oil Proprietary Limited ("Conga Oil"), a predecessor company of GSLM, was formed to carry out a limited stratigraphic exploration program on a 50 square kilometre licence, EL 10/84 encompassing wells drilled in 1916 and 1929.  In 1988, EL10/84 was incorporated into a new permit EL 1/88, covering an area of 3,500 square kilometres.

In 1989, Condor Oil Investments Unit Trust No 1 ("Condor Oil Trust") was established to provide tax effective investment opportunities to certain investors and to acquire the assets, exploration licences and permits held by Conga Oil.  In 1992 Condor Oil took over responsibility for exploration and during this period up to an including 1994 produced several consultants' reports.  In 1994, the first two stratigraphic wells, Shittim #1 and Gilgal #1, were commenced on North Bruny Island.  These stratigraphic wells produced shows of hydrocarbon gas.

During 1995 Great South Land Minerals Proprietary Limited was incorporated. The company was formed to acquire the assets and licences of Condor Oil Trust.  Two further licences were added to the portfolio and the company increased its exploration activities. Over the period 1995 to 1998 the company undertook further collaborative studies and appointed independent consultants to undertake various reviews.

In March 1998 Great South Land Minerals Proprietary Limited changed from a private to a public company, GSLM, by way of a Special Resolution approved by shareholders.  In 1999, GSLM acquired rights to the largest onshore petroleum licence in Australia, SEL 13/98. SEL 13/98 initially comprised 30,356 square kilometres and covered the whole Tasmania Basin. This licence was created in June 1999 by incorporating areas covered by permits EL l/88, EL 9/95 and EL 21/95 into a special exploration licence covering all of the accessible area of the Tasmania Basin.

GSLM and its predecessor companies have researched the potential for oil and gas discovery and have shown the Tasmania Basin as being similar in geological terms to major oil producing regions such as Oman and the Cooper Basin.   It has also been demonstrated that the Tasmania Basin is prospective for oil, hydrocarbon gases and helium.  This positive view has been confirmed successively in reports issued by five independent consulting petroleum geologists.

Significant events in GSLM's history since 2001 include the following:

•

Year ended 30 June 2001

-

Commenced an in-depth regional geophysical analysis of the area covered by licence, SEL13/98.

-

Located over 600 kilometres of regional seismic lines both in the Central Highlands and in the North Midlands areas.

-

Awarded contract for the seismic acquisition to Trace Energy Services.

-

By 30 June 2001, a total of 659 line kilometres of seismic data acquisition was completed at a cost of $2.35 million, satisfying the Licence commitment of at least 600 km acquisition and
$2 million expenditure.

-

Processing of the data was undertaken by Robertson Research Australia Pty Ltd ("Robertson") in Perth, with initial interpretation work carried out by Dr Michael Swift of Applied GeothermEx Pty Ltd in Brisbane.

-

Together with the School of Earth Sciences at the University of Tasmania, successfully applied for a Strategic Partnership with Industry - Research and Training Scheme ("SPIRT") grant to enable a team of university and GSLM geoscientists to develop a computer model for the geological, tectonic and fluid flow evolution of central Tasmania for the last 500 million years.

•

Year ended 30 June 2002

-

Funding commitment of $1 million negotiated with Cyber Finance Group ("Cyber") in order to cover expenses for completion of the exploration program and other operating costs.

-

Negotiations with a number of parties interested in a major equity placement in GSLM up to a level of $15 million, with a Heads of Agreement with Austral Pacific Limited signed on
8 November 2001.

-

Issue of 3,955,125 shares to Cyber as partial fulfilment of their funding agreement.

-

Appointed Mr Malcolm Bendall as a Director and Board Chairman.

-

Processing of the seismic data by Robertson was completed with final and migrated stacks received for all lines.

-

Technical evaluation of the exploration potential of the Licence SEL 13/98 was completed by Galen Treadgold of Weinnman GeoScience which stated that there was a high probability that hydrocarbons were present in subsurface traps and the necessary elements for economic hydrocarbons were present.

-

Commenced planning for the next seismic survey, TB02, with conditional approval granted by Mineral Resources Tasmania and DPIWE.

-

Conditional approval granted by Mineral Resources Tasmania for the drilling/coring of the stratigraphic well north of Bothwell, Hunterston #1 to a depth of 1,200 metres.

-

Conditional approval granted for a second stratigraphic well called Gezer#1, to be drilled from a location approximately 5 kilometres off-structure on the Bellevue anticline and near to the Marlborough Highway.

-

Issued 484,000 shares at a price of $0.25 to existing shareholders.

-

Signed a contract with OME Resources Australia Pty Ltd ("OMERA") by which OMERA may earn a joint venture interest in SEL 13/98 by conducting drilling and related work ("Joint Venture").  Stage 1 of this work required the expenditure of $1 million prior to 30 September 2002 to complete the drilling/coring of Hunterston #1 and other activities for a 5 percent interest in the licence.

-

On 15 May 2002 signed a memorandum of understanding with Discovery Oil Limited ("Discovery") of Malibu California, a public company listed on OTC, to merge operations so that GSLM became a wholly owned subsidiary of Discovery.  Further negotiations failed to satisfactorily conclude the proposed acquisition.

•

Year ended 30 June 2003

-

On 9 July 2002, signed a letter of intent for Empire to acquire all the shares of GSLM.  The existing shares of Empire were to be reverse split and additional shares issued to GSLM shareholders such that GSLM shareholders would hold 95 percent of Empire.  Empire was to dispose of all its assets and most of its liabilities and make a formal offer to GSLM shareholders.

-

Lodged an offer information statement ("OIS") resulting in the issue of 1,028,764 shares at $1 each.  The funds were to be used for working capital purposes including expenses associated with the seismic and drilling exploration programs.

-

Issued a further 3,955,125 shares to Cyber to complete fulfilment of their funding agreement.

-

Completed report on the seismic interpretation and basin analysis of the Longford Sub-basin.

-

Approval obtained from Mineral Resources Tasmania to re-enter and deepen the stratigraphic well, Hunterston #1.  The drilling constituted part of the work activities to be carried out by OMERA in accordance with Joint Venture agreement. Coring and drilling activities continued to a depth of 1,324 metres. Hydrocarbon gas was noted at various depths.  Gas samples confirmed the presence of methane gas as well as traces of Helium and Hydrogen.

-

Continued with the SPIRT joint research program.  Numerous thin sections, geochemical assays and prosity-permeability analysis carried out on samples from the Parmeener Supergroup, Gordon Group limestones and from Precambrian dolomites.  A litholog of the Hunterston #1 drill hole was completed and a partial report on the Tasmania Basin released.  A palaeogeothermal/maturation model was developed.

•

Year ended 30 June 2004

-

Issued 246,800 shares at $1 each.

-

Received $890,028 from an entity associated with a Director.  The advance is unsecured and not repayable before 1 June 2006.

-

Advised OMERA that they have not complied with the terms and conditions of the joint venture agreements and that they are in default to the extent that they have no entitlements, including any entitlement to an interest in the lease, under that agreement.

-

The initial period of the Licence SEL 13/98 expired in May 2004.  The company lodged an application to extend the licence for a further period.

-

Continued with the SPIRT joint research program.  An analysis of the structural history and palaeodip of potential petroleum fairways was completed.  A review of the petroleum potential of the Tasmania Basin was completed.  Studies of the pre-Tasmania Basin Larapintine Petroleum System and modelling of the petroleum generation of the Tasmania Basin are ongoing.

•

Six months to 31 December 2004

-

Dispute with OMERA resolved resulting in the agreement being terminated and OMERA receiving all rights to explore for coal bed methane from the area of SEL 13/98.  On 1 August 2003, the Minister for Mines granted OMERA an exploration licence for coal bed methane, SEL 32/2003.

-

On 28 October 2004 a renewal of SEL 13/98 was granted through to 30 September 2009.  This covers an area of 15,035 square kilometres with the company committed to an expenditure on its exploration program of seismic and drilling of $21.5 million over the five year period.

-

Commissioned Terratek Petroleum Consultants Pty Ltd to prepare a summary of seismic interpretation.  This interpretation report was submitted to Minerals Resources Tasmania on
1 December 2004.

3.2

Current Activities

GSLM's currently holds SEL 13/98, which originally covered most of the Tasmania Basin with an area of 30,356 square kilometres.  SEL 13/98 was initially granted for a period of five years to 18 May 2004, with the ability to extend the licence for up to five more years at the discretion of the Minister.  During the initial exploration period, it was a requirement of the licence that GSLM complete at least 600 line kilometres of seismic reflection data acquisition and spend a minimum of $2 million on on-ground exploration before June 2001, and thereafter a minimum of $2 million per annum.

On 8 May 2004 the Company submitted an application for the renewal of SEL 13/98.  After discussions between the Minister, Mineral Resources Tasmania and the company, the renewal of SEL 13/98 was granted for the period from 18 May 2004 to 30 September 2009.  The renewal covers an area of 15,035 square kilometres with the company committed to an expenditure on its exploration program of seismic and drilling of $21.5 million over the five year period.  A contingency of the renewal requires that GSLM annually have actual expenditures of at least 80 percent of the cumulative
$21.5 million at the end of each twelve month period.  Failure to do so will result in revocation of the license.

Detailed planning is underway for the next seismic program to be carried out in the 2004/05 season.  This will include further prospect definition work to confirm closure on structures discovered earlier in 2004 together with an extension of the regional program covering southern and eastern areas of the Tasmania Basin.

The exploration objective of GSLM is to discover commercial quantities of oil and gas on onshore Tasmania.  GSLM's current exploration strategy is based on an extensive seismic and drilling program involving the acquisition of at least 2000 line kilometres of seismic data, and is designed to:

•

determine the extent of the two petroleum systems that have been outlined;

•

define potential petroleum targets;

•

test potential targets through a drilling program.

On the basis of research carried out mainly in the last five years two petroleum systems have been identified on onshore Tasmania; an Ordovician Early Devonian Larapintine System within the Wurawina Supergroup below the Tasmania Basin and a Permo-Triassic Gondwana System within the Parmeener Supergroup of the Tasmania Basin.

The mainly oil prone Gondwana Petroleum System ("GPS") is considered more prospective than the mainly gas prone Larapintine Petroleum System ("LPS"). Maturation of the GPS increases towards the south of the basin being undermature in the north to possibly overmature for oil in the south whereas reservoir quality increases towards the north.  Faulting is much more intense in the southern half than in the northern half of the basin thereby reducing trap size and increasing the risk of seal breaching. Additionally, the centre of the basin has not been uplifted to the extent of areas in the Central Highlands and in the south.  GSLM therefore proposes an exploration program that concentrates seismic exploration in the central parts of the Tasmania Basin and also explores the potential of the LPS under the Central Highlands.

To date, GSLM has not drilled seismically defined targets and the company aims to define accurately as many targets as possible before drilling exploration holes. Stratigraphic wells will be drilled in order to increase geological and petrophysical knowledge of what is still a frontier basin.  Full details of the exploration activities of GSLM are incorporated in the independent report prepared by A&S dated 9 November 2004 attached as Appendix 4.

3.3

Directors

The current Directors of GSLM are as follows:

Directors

Person	Role

Malcolm Bendall	Executive Director
David Tanner	Executive Director
Clive Burrett	Executive Director, Chief Geologist
Stephen Powell	Non executive Director
Phillip Simpson	Non executive Director
Richard Watson	Non executive Director
Source: 2004 Statutory Accounts

Summarised below is a brief description of each Director:

Malcolm Bendall

Mr Bendall was a founding Director of GSLM and was appointed to the Board of Empire in June 2004 for the purpose of progressing the acquisition of GSLM, including raising capital for both of the constituent companies and preparing for the post acquisition strategies of the merged group. Mr Bendall has been involved in organisations investigating the viability of petroleum resources in SEL 13/98 since 1978.  Mr Bendall has worked as a mine manager and drill supervisor and has been published in 2 international petroleum journals, Geochemical and the Australian Petroleum Exploration Association Journal. He is a fellow of the Institute of Company Directors, Tasmania.

David Tanner

Mr Tanner is a Chartered Professional Engineer with a background in mining and civil engineering having worked on major oil, mineral, power and construction projects in Australia and internationally.  He became Exploration Manager for GSLM early in 1997 and Chief Executive Officer from May 1997 until June 2002.  He joined the Board as a Director in May 1997.

Clive Burrett

Mr Burrett was a founding Director of GSLM.  He was Head of the School of Earth Sciences at the University of Tasmania from 1997 to 2000.  He studied petroleum systems in over 20 countries and consulted to oil and gas exploration companies in the middle east, south east Asia and Australia.  He has published over 60 scientific papers and edited the Geology and Mineral Resources of Tasmania.

Stephen Powell

Mr Powell is Managing Director of the Hartz Group, one of Tasmania's largest manufacturers of fruit juices and mineral waters.  Mr Powell took over management of the Hartz Group in 1980.

Phillip Simpsons

Mr Simpson is a founding member of the Tasmanian Abalone Council with 25 years experience in abalone fishery and the management of his family company.  He is currently running a marine brokerage business.

Richard Watson

Mr Watson is the Resident Chairman of the Haas Group of Companies (USA).  He is Chairman of Directors of Information Solution Works Pty Ltd and a Director of Tassal Limited, Ringwood Pty Ltd and the University of Tasmania Foundation.  Mr Watson has had extensive experience as a CEO of a number of companies covering diverse industries and has a strong management technical and marketing background in primary as well as secondary industry which includes the chemical, pharmaceutical, food flavour and insurance industries.

3.4

Capital Structure and Shareholders

At the date of this report, GSLM had 62,426,782 fully paid ordinary shares on issue.  There are also 450,000 options at an exercise price of $0.01 expiring on 31 December 2005 and 9,000,000 conditional share options at an exercise price of $1.00 expiring on 30 September 2005.

The issue of 9,000,000 options is conditional on the successful completion of the acquisition by Empire, the extension of the licence over key areas of SEL 13/98 and the securing of additional available funding of at least $15 million before 30 September 2005. If issued, these options will have a term of three years and an exercise price of $1.00.  Immediately prior to the issue of the Bidder's Statement, all of the persons of GSLM holding options in GSLM, including the conditional options, entered into an agreement with Empire and GSLM pursuant to which it was agreed as follows:

•

None of the options held by the Option Holders would be exercised during the period between the date of issue of the Bidder's Statement until the time at which the Offer is closed; and

•

Following the successful completion of the acquisition, all GSLM options held by them, including the conditional options, would be cancelled and they would then be issued with an equivalent number of options in Empire upon the same terms and conditions as the GSLM options currently provide for and all of the obligations of GSLM with respect to the options shall become the obligations of Empire.

Outlined in the table below is an analysis of GSLM’s Top 20 shareholders at 12 January 2005.

Top 20 Shareholders

Shareholders		Shares	%
1.	Dewberry Enterprises Limited	5,220,000	8.36%
2.	Condor Oil Investments Pty Ltd	3,713,640	5.95%
3.	Bendall, David James <Bendall Family Trust>	3,125,570	5.01%
4.	Cyber Finance Group Limited	2,063,092	3.30%
5.	Terralinna Pty Ltd <Terralinna Executive Superannuation Fund>	1,985,679	3.18%
6.	Maiden Meadows Pastoral Pty Ltd	1,712,560	2.74%
7.	Askin Nominees Pty Ltd	1,536,000	2.46%

Top 20 Shareholders (cont)

Shareholders		Shares	%
8.	Jacometti, Annie <Jacometti Family Trust>	1,531,456	2.45%
9.	Tanner, David Andrew	1,455,296	2.33%
10.	Danlas Pty Ltd <ATF Danlas Pty Ltd Superannuation Fund>	1,428,544	2.29%
11.	Sherman, Rajoo <Blessinco Trust>	1,362,848	2.18%
12.	Cole, Francis Edginton & Cole, Jennifer Ann	1,335,014	2.14%
13.	Orange Investments Pty Ltd <Powell Family Trust>	1,178,000	1.89%
14.	Stuart-Bradshaw, Graeme	1,142,848	1.83%
15.	van der Kooij, Alexander & van der Kooij, Jeanne Ada	1,058,793	1.70%
16.	Logok Pty Ltd	900,224	1.44%
17.	Austral Pacific Limited	896,455	1.44%
18.	Langford, James Andrew	860,000	1.38%
19.	Ernest Hall & Sons Pty Ltd <Superannuation Fund>	857,216	1.37%
20	English Martin	800,000	1.28%
	TOTAL TOP 20 SHARES

Source: GSLM Share Registry

The 20 major shareholders of GSLM own approximately 34.2 million shares or approximately
55 percent of the issued share capital base.  GSLM's top 40 shareholders hold approximately 45.2 million shares or approximately 72 percent of the issued share capital base.

GSLM’s major shareholders include Mr Bendall, through family entities, Condor Oil Investment, The Bendall Family Trust and LOGOK Pty Ltd.  In total Mr Bendall holds approximately 12.4 percent of the issued capital.  The Directors of GSLM collectively hold 22.6 percent of GSLM's issued capital.  The Chairman, Directors and certain other persons associated with the company hold all the options in the company.  Dewberry Enterprises Limited, a non associated entity, is a major shareholder with 8.4 percent of issued capital.

The spread of GSLM shareholders at 12 January 2005 was:

Shareholder Spread
Number of Shares Held	No of Ordinary Shareholders	No of Shares	%
1 - 1,000	49	46,334	0.1%
1,001 - 5,000	146	509,098	0.8%
5,001 - 10,000	92	773,925	1.2%
10,001 - 100,000	155	6,043,326	9.7%
100,001 and over	87	55,054,099	88.2%
Total

Source: GSLM Share Registry

The shares in GSLM are closely held with 87 shareholders (16 percent) holding over 88 percent of the shares and the top 20 shareholders holding almost 55 percent of the shares.

Although the company is not listed, there have been a significant number of share trades over the past few years:

Share Trades
	Number of shares	Weighted Average Price

Year ended 30 June 2003	8,300,148	21 cents
Year ended 30 June 2004	3,535,189	18 cents
6 months to 31 December 2004	3,298,977	16 cents
Source: GSLM

These trades are at prices significantly below the share price of shares issued in GSLM via a capital raising in 2002/03 where 1,139,200 shares were issued at a price of $1.00 between July 2002 and August 2003.  The decline in share price is likely to be attributable to a shortfall in funds raised, the delay in entering into any transaction to fund further exploration activity, the risk that the licence not be renewed and the ongoing risk that without further funds the licence will be revoked.

3.5

Historical Financial Performance

Set out below is a summary of GSLM's audited consolidated statements of financial performance for the two years ended 30 June 2004 and the unaudited consolidated statements of financial performance for the six months ended 31 December 2004.

Summary of Financial Performance

	2002/03	2003/04	6 months to Dec 04
	$’000	$’000	$'000

Revenues from ordinary activities	-	8	15

Exploration and Development Costs	-	93	16
Write off of Capitalised Exploration and Development Costs	-	6,166	-
General, administrative and finance expenses	795	755	331
Expenses from ordinary activities	795	4	347
Loss from ordinary activities before income tax expense	(795)	(7,006)	(332)
Income tax expense relating to ordinary activities	-	-	-
Net loss	(795)	(7,006)	(332)

Source: Tax Returns & Annual Financial Reports

The company has not generated any material levels of revenue as the company is still in the exploration stage.  Exploration expenditure incurred to date of approximately $6.3 million was fully written off in the 2004 financial year.  Other expenses associated with operating the company have decreased.  The decrease is primarily attributable to a decrease in travel expenditure and employment costs, which were reduced significantly as a result of the shortage of cash.

3.6

Historical Financial Position

Set out below is GSLM's audited consolidated statement of financial position as at 30 June 2003 and
30 June 2004 and unaudited consolidated statement of financial position as at 31 December 2004.

Financial Position

	Jun 2003	Jun 2004	Dec 2004
	$'000	$'000	$'000

Current Assets
Cash assets	13	12	7
Receivables	70	17	38
Other	147	9	146
Total Current Assets	230	38	191
Non-Current Assets
Property, plant and equipment	26	21	17
Exploration expenditure	6,166	0	0
Total Non-Current Assets	6,192	21	17
Total Assets	6,422	59	208
Current Liabilities
Payables	2,586	500	269
Interest-bearing liabilities	4	151	15
Total Current Liabilities	2,590	651	284
Non-Current Liabilities
Payables	-	2,315	3,176
Interest-bearing liabilities	17	13	-
Total Non-Current Liabilities	17	2,328	3,176
Total Liabilities	2,607	2,979	3,460
Net Assets/(Deficiency in Net Assets)	3,815	(2,920)	(3,252)

Source: GSLM's audited and unaudited financial statements

The financial position of GSLM between 30 June 2003 and 30 June 2004 deteriorated with the company having a deficiency in net assets of $2.92 million.  The company also had carry forward tax losses of approximately $10.4 million. Movements during this period include:

•

The write down of the exploration expenditure as a result of a change in its accounting policy.  The company now expenses all exploration and evaluation expenditure as it is incurred rather than carry it forward.

•

An increase in total payables to approximately $2.8 million as a result of a lack of cash. Approximately 50 percent of the total payables are owing to Directors and related entities.  A number of creditors, totalling $1.45 million at 30 June 2004, have given an undertaking that they will not take any proceedings to enforce collection of debt existing at 30 June 2004 or debt incurred up to 31 December 2004 before 1 January 2006.

•

An increase in interest bearing liabilities to $164,000.  The increase is due to loans made by US entities associated with Empire.  These loans have subsequently been repaid, primarily with loans made by Empire to GSLM.

In the period 30 June 2004 to 31 December 2004, the deficiency in the company's net assets increased to approximately $3.3 million.  Movements during this period include:

•

Increases in other assets - these include advances towards acquisition costs, 12 month licence fee paid in advance and a cash advance to Mr Bendall against future expenses.

•

Decrease in long term payables - additional funds were received from Empire, entities associated with a Director of the company and from a shareholder.  The loan from the shareholder for $30,000 is unsecured at an interest rate of 12.5 percent.  All other loans are interest free.

4

PROFILE OF EMPIRE

4.1

Company History

Empire was incorporated in November of 1983 in the state of Utah under the name of Medivest Inc, ("Medivest").  Medivest engaged in various business enterprises and eventually filed for protection under the bankruptcy laws.  The company emerged from bankruptcy and had its corporate charter reinstated in 1995 but remained inactive until 1999.

At the time, Peterson & Sons Holding Company acquired control by purchasing a majority of the then outstanding shares of Empire from the majority shareholder.  On 17 May 1999, the shareholders of Medivest approved a change of name from Medivest to Empire Energy Corporation and Empire commenced commercial activity in the oil and gas industry.

The company was reorganised with new management with the objective of accumulating oil and gas production and properties at a time when oil and gas prices were at 25 year lows.  The primary prospect, at inception, was the opportunity presented in the country of Nicaragua.  In the interim, the company began participating in an exploration program in Tennessee and realised its first revenues from that program in late 1999. In November 2000, the company acquired a working interest in a natural gas field in Texas.

On 29 June 2001, the company acquired Commonwealth Energy Corporation ("Commonwealth"), a Canadian company primarily engaged in the acquisition and exploration of petroleum and natural gas properties in the United States. Commonwealth had two wholly owned subsidiaries, Blue Mountain Resources Inc. and Commonwealth Energy (USA) Inc. with production and/or prospects located in the states of Oklahoma, Texas and Wyoming.

During 2001 and 2002 the company experienced liquidity problems related to the Commonwealth merger cost being more than expected and the cost associated with the unsuccessful attempt to establish economic production from the Bedsole No. 1 well in Leon County Texas. As a result, during 2002 the company sold its interest in the Bedsole Unit, the Parker County, Texas properties and the Tennessee production to partially pay liabilities. The company sold the Coleman County, Texas properties in 2003 and continued to own the interest in the Nicaraguan project.

During 2002, the Board of Directors approved a change in the company's direction.  The company had generated significant operating losses, experienced continued cash flow challenges, had a depressed share price and was unable to raise either debt or equity capital.  The company adopted a plan to dispose of assets to reduce liabilities and merge with a company on terms that would be beneficial to the shareholders.

On 15 July 2002, the Board of Directors unanimously approved the terms and conditions for the acquisition of GSLM, as established in the Letter of Intent dated 9 July 2002 and amended on
10 December 2002 and 16 October 2003.  Approval of the company's shareholders was obtained at a shareholders meeting held on 29 March 2004.

On 30 March 2004, after shareholder approval of the proposed transaction was received, all members of the Board of Directors of Empire, except Mr John Garrison, resigned their positions.  On 27 May 2004, an agreement was entered into by GSLM and Empire to actively pursue the acquisition.   Mr Bendall was appointed to the Board of Directors in June 2004 to assist with the pursuit of the transaction and planning for subsequent activities.

As of 30 June 2004, the company had disposed of its oil and gas properties. In preparation of the Offer, Empire formed a wholly owned subsidiary and transferred all rights and ownership interest in Industria Oklahoma-Nicaragua, S.A., to that subsidiary and subsequently authorised the distribution of the subsidiary's shares to the Empire shareholders of record as of 7 July 2002.   Also, in anticipation of the Offer, Empire received shareholder approval of the assignment of certain companies to its then Chairman, Mr Norman Peterson, who agreed to take assignments of the assets and to hold Empire harmless from any lawsuits or claims relating to those assets or his conduct of the company's affairs up to 30 March 2004, with the assignment occurring soon after receipt of shareholder approval.

On 2 July 2004, Empire entered into a merger with Bob Owen & Company, Inc. ("BOCI") with BOCI becoming a wholly owned subsidiary of Empire and all outstanding shares of BOCI capital stock held by its sole stockholder were converted into 100,000 shares of Empire common stock.  BOCI was a private, development stage company formed to pursue opportunities for investment in the area of real estate and oil and gas, and had no material assets as of 2 July 2004 other than rights and obligations under and proceeds from debentures issued in conjunction with the merger in accordance with the Convertible Debenture Purchase Agreement dated 2 July 2004.  The Convertible Debenture Purchase Agreement is with HEM, an accredited investor located in Minneapolis, Minnesota.  Pursuant to the agreement, BOCI sold and issued convertible debentures to HEM in an aggregate principal amount of up to $1 million.  Of this amount, $500,000 has been received and primarily loaned to GSLM or used to pay costs of pursuing the GSLM acquisition.

During December 2004 to February 2005, Empire sold 4,980,000 shares of common stock at US$0.10 together with 1,500,000 warrants.

4.2

Capital Structure and Shareholders

On 29 March 2004 Empire shareholders approved the proposal to redomicile the company into the state of Nevada and as part of the redomiciliation to issue one new share of the Nevada corporation for each 10 shares of the old corporation.  This change in structure became effective 26 April 2004.

At the date of this report, Empire had 8,775,753 Class A Ordinary Common Stock on issue of 100,000,000 authorised common stock and 106,574 Class B Ordinary Common Stock.  The Class B shares have the same rights as the Class A Ordinary Common Stock and will automatically convert to Class A shares upon the request of the holder.

In December 2004 Empire entered into an investment agreement ("Investment Agreement") authorising the issue of 5 million additional shares of Empire common stock at a purchase price of US$0.10 per share to various new Empire shareholders.  Under the terms of the Investment Agreement, in the event that the average bid price of Empire's common stock for the 10 days between the 80th and 90th day after the date of the Investment Agreement is not US$1.00 or more, then Empire must issue and deliver to the respective purchasers, pro rata, an additional 50 percent of the common stock issued to these shareholders for no consideration. In the event that this further issue causes Empire to breach its maximum level of authorised shares, then the Investment Agreement provides that Empire must amend its certificate of incorporation to increase its authorised common stock to enable the further issue.

As at the date of this report, 4.98 million shares had been issued under the Investment Agreement and potentially the company will be required to issue a further 2.49 million shares at no consideration.  However, clause 4.4 of the Bidder's Statement states that it is the understanding of the Board of Empire that provided the Bidder's Statement was lodged with ASIC on or before 7 March 2005, none of the additional shares for no consideration would be required to be issued.

Further, in August 2002, Owen Enterprises LLC ("Owen") lent US$50,000 to GSLM, followed by a further loan of US$25,000 in December 2002, to provide funding for costs associated with the acquisition. These loans were repaid in July 2004 from proceeds of the convertible debentures sold by Empire and loaned to GSLM.  Owen agreed to provide consulting services to both Empire and GSLM in connection with the acquisition in consideration of US$250,000 (of which US$50,000 has been paid from proceeds from the convertible debentures) and 2,534,419 shares of Class A common stock in Empire, which shares are only deliverable upon the success of the acquisition.

Also, in December 2002, P&S Investment Management, Inc. ("P&S") lent US$75,000 to GSLM to provide funding for costs associated with the acquisition. These loans were repaid in July 2004 from proceeds of the convertible debentures sold by Empire and loaned to GSLM. As part of this agreement, P&S will receive 100,000 shares of Class A common stock in Empire following completion of the acquisition.

In addition to the above, the company has on issue 68,464 options in respect of Class A Ordinary Stock, comprising:

•

833 at an exercise price of US$18 with an expiry date of 17 April 2005;

•

10,000 at an exercise price of US$10 with an expiry date of 23 October 2005; and

•

57,631 at an exercise price of US$30 with an expiry date of 19 June 2006.

There are also 2,390,000 warrants outstanding that provide rights to purchase Class A Ordinary Common Stock.  The warrants on issue comprise:

•

15,000 at an exercise price of US$7.00 with an expiry date of 6 September 2006;

•

125,000 at an exercise price of US$0.80 with an expiry date of 6 September 2006;

•

1,500,000 at an exercise price of US$0.10, available for exercise on the date the Offer is successfully accepted and closed, with an expiry date of 31 March 2008; and

•

750,000 at an exercise price of US$0.50, available for exercise from 10 October 2005, with an expiry date of 11 October 2009.

The 750,000 warrants relate to warrants issued to Mr Frank W. Bachinsky on 11 October 2004, in consideration of certain consultancy services provided by his company, Avalor Capital, LLC.  In the event that the number of Empire shares outstanding exceeds 75 million shares by the earlier of 11 October 2005 or the date that the underlying consultancy agreement is terminated, Mr Bachinsky is entitled to increase the number of shares available to purchase to a number of shares equal to 1 percent of the total shares issued and outstanding (determined on a fully diluted basis).  In the event of reorganisation, reclassification, consolidation, merger or sale of all or substantially all of the company's assets where shareholders will receive stock, securities or assets in exchange for their equity interest, the warrant-holder will have the right to exercise and receive the benefits of the distribution commensurate with what he would have received had he been a shareholder at the time of the distribution.

The 20 major shareholders of Empire own approximately 3.35 million shares or approximately
37.8 percent of the current issued share capital base.  Outlined in the table below is an analysis of Empire’s Top 20 shareholders at 22 February 2005:

Top 20 Shareholders

Shareholders		Shares	%

1.	Michael Portnoy	500,000	5.6%
2.	Norman Lowe	500,000	5.6%
3.	Duane R Ford	250,000	2.8%
4.	Bernard Sullivan	250,000	2.8%
5.	Joseph F Weiderman	250,000	2.8%
6.	Lawrence Swidler	200,000	2.3%
7.	HEM	150,000	1.7%
8.	Michael Fearnow	125,000	1.4%
9.	Theodore A Schwartz	125,000	1.4%
10.	William Barnett	100,000	1.1%
11.	Gary Boyett	100,000	1.1%
12.	A Bradley Joseph	100,000	1.1%
13.	Nancy F Korda	100,000	1.1%
14.	Diane Lawton	100,000	1.1%
15.	Christine Sunda	100,000	1.1%
16.	Sunrise NW Inc / Bob McTavish	100,000	1.1%
17.	Robert E Thibault	100,000	1.1%
18.	Sieg Deckert	91,965	1.0%
19.	Khaled Al-Awar	60,000	0.7%
20.	Walid Alawar	50,000	0.6%

	TOTAL TOP 20 SHARES	3,351,965	37.5%

Source: Management

Empire's major shareholders include Mr Michael Portnoy and Mr Norman Lowe each with 5.6 percent of the company.  Neither of these shareholders are directors of Empire or associated with Empire or GSLM.

The spread of Empire shareholders at 23 February 2005 was:

Shareholder Spread
Balance of Shares Held	No of Ordinary Shareholders	No of Shares	%
1 - 1,000	695	54,281	0.62
1,001 - 5,000	46	127,228	1.45
5,001 - 10,000	10	68,815	0.79
10,001 - 100,000	39	2,410,947	27.47
100,001 and over	14	3,644,879	41.53
Cede & Co	n/a	2,469,603	28.14
Total			100.00

Source: Management

The shares in Empire are closely held with 53 shareholders (<7 percent) holding 69 percent of the shares and the top 20 shareholders holding almost 38 percent of the shares.  The Cede & Co shares represent some shareholders in Empire who have bought Empire shares in the secondary markets or who have placed their shares with a broker and have their ownership reflected on the share register as being held in the street name of Cede & Co.  Although Cede & Co is reflected on the share register as being the single largest holder, the Directors of Empire expect that beneficial ownership of the shares is held by numerous other parties.

4.3

OTC Share Performance

Set out below is Empire's OTC monthly share price performance and volumes traded for the last two year to 7 March 2005 inclusive of the volumes traded.

[GRAPH]

Source:  Bloomberg

- monthly moving average   * daily closing price

Over the past two years, the company's share price has averaged US$0.94 with a peak of US$2.80 in July 2003.  Since that date, the share price has declined to as low as US$0.21 in January 2005.  The Empire Directors believe the decline in the share price is likely to reflect the lack of current operations and the delay in successfully completing this transaction.  In addition, the decline may have been influenced by 700,000 shares issued on conversion of debentures during the later part of 2004, of which 550,000 were onsold.  However, since the lodgement of the Bidder's Statement, the shares in Empire have traded at prices of US$0.80 and US$0.83.  The Directors of Empire believe that this is due to the lodgement of the Bidder's Statement, and the perception that the transaction is finally moving forward.

Volumes traded over the three years to 31 December 2004 and the percentage turnover compared to the number of issued shares at the end of each respective financial year is as follows:

Financial Year	Volume Trade (m)	Issued Capital (m)	Turnover %

2004	3.38	3.17*	107%
2003	1.18	62.16	2%
2002	1.80	57.17	3%

Source: Bloomberg

* restructure of 1 for 10 in April 2004 - majority of volume traded post restructure

In the 2002 and 2003 calendar years, the company's stock was fairly illiquid with very small volumes of shares sold.  In the latter part of the 2004 calendar year, the volume of shares traded increased significantly, possibly due to 700,000 shares issued on conversion of debentures of which 550,000 were onsold, and interest created by apparent progress toward completion of the acquisition.

4.4

Historical Financial Performance

Set out below is a summary of Empire's audited consolidated statements of financial performance for the three years ended 31 December 2004.

Summarised Statement of Financial Performance

	2002	2003	2004
	US$’000	US$’000	US$’000

Revenue	71	0	0

General and administrative expenses	628	346	1,578
Impairment of oil and gas properties	8,447	-	-
Expenses	9,075	346	1,578
Loss before income tax expense	(9,004)	(346)	(1,578)
Income tax expense	-	-	-
Net loss	(9,004)	(346)	(1,578)

Source: Audited financial statements

During the above period the company generated no operating revenue as in 2002 it had disposed of the majority of its assets.  US$8.447 million of the expenses in 2002 were the result of the write off of the book value of Empire's oil and gas properties acquired in the 2001 Commonwealth acquisition.

The company generated losses by incurring primarily legal, accounting, auditing and consulting expenses required to maintain the corporate existence, pursue the GSLM acquisition and related financing and selling of assets to reduce or settle liabilities.

4.5

Historical Financial Position

Set out below is Empire's audited consolidated statement of financial position as at 31 December 2003 and 31 December 2004.

Summarised Statement of Financial Position

	2003	2004
	US$'000	US$’000

Current Assets
Cash assets	3	47
Short Term Investments	2	-
Total Current Assets	5	47
Total Assets	5	47
Current Liabilities
Accounts payable and accrued expenses	378	620
Income tax payable		73
Note payable		34
Convertible Debenture	-	196
Total Current Liabilities	378	923
Total Liabilities	378	923
Deficiency in Net Assets	(373)	(876)

Source: Empire's audited and unaudited financial statements

Assets

Empire loaned approximately US$280,000 to GSLM that remains due to Empire as of 31 December 2004.  Because the collection of these advances is uncertain in the event the transaction is not completed, these amounts are not included in the asset value of Empire at
31 December 2004.  Collection of these loans will not be pursued during the term of the Offer but remains receivable and will be due if the Offer is not successful.  Empire has no other significant assets as at 31 December 2004.

Liabilities

The majority of the accounts payable relates to legal, accounting, auditing and consulting fees incurred to pursue this transaction.

The tax liability relates to the liability of a Canadian subsidiary acquired as part of the 2001 Commonwealth acquisition.

The note payable relates to an amount owed to a third party.  The note is in default and has triggered an increase in interest from 10 percent to 18 percent.  The note is unsecured.

The Convertible Debenture relates to the liability arising as a result of the merger with BOCI on 2 July 2004 and the assumption by Empire of the rights and obligations under the HEM Agreement.   BOCI entered into a Convertible Debenture Purchase Agreement with HEM in anticipation of the merger with Empire and the acquisition of GSLM. Under the HEM Agreement, BOCI sold and issued three convertible debentures to HEM in the aggregate principal amount of US$1,000,000 ("Debentures"). The Debentures are for US$485,000 ("First Debenture"), US$15,000 ("Second Debenture"), and US$500,000 ("Third Debenture"), respectively.

The First Debenture and Second Debenture were issued for gross proceeds of US$500,000 in cash.  The Third Debenture was issued in exchange for a promissory note from HEM in the principal amount of US$500,000 but was not funded.  Under the terms of the HEM Agreement, BOCI and by its assumption, Empire, placed 50,000,000 shares of common stock in escrow to ensure satisfaction of its conversion obligations (described below). The board of Empire has commercially agreed to reduce the number of shares in escrow to facilitate the completion of the acquisition without potentially resulting in Empire exceeding its authorised capital levels of 100 million common stock.   Whilst commercial agreement has been reached, the formal documentation is in the process of being finalised at the date of this report.

First Debenture and Second Debenture:

The aggregate principal amount of US$485,000 and US$15,000 is payable on or prior to 19 May 2009, and bears interest calculated daily at the rate of 1.5% per annum and is payable in cash or common stock, at the option of HEM.

Subject to certain limitations, the unpaid principal amount of the First Debenture and the Second Debenture is convertible into Empire shares of common stock, at the option of HEM, in whole or in part, at any time in accordance with the following conversion ratio:

•

For the First Debenture: (outstanding principal amount plus accrued but unpaid interest being converted) divided by (the lesser of $1.30 and 100 percent of the average of the 3 lowest closing bid prices, as quoted on the OTC, per share of the Empire common stock during the 40 business days immediately preceding the date of conversion).

•

For the Second Debenture: (outstanding principal amount plus accrued but unpaid interest being converted) divided by US$0.01.

Third Debenture

The Third Debenture does not accrue interest, is not convertible and is not subject to repayment by Empire unless and until:

a.

HEM elects that the Note is to become due and payable and agrees to fund the Third Debenture;

b.

a sufficient amount of Empire common stock is held in escrow to cover at least 200 percent of the Empire common stock that would be needed to satisfy full conversion of all unconverted Debentures; and

c.

The Note is paid in full by HEM and the Third Debenture is funded.

Subject to the above conditions being satisfied:

d.

Subject to (e) below, the aggregate principal amount of US$500,000 is payable on the same date and on the same general terms as the First Debenture and Second Debenture; and

e.

subject to certain limitations, the unpaid principal amount of the Third Debenture is convertible into Empire shares of common stock, at the option of HEM, in whole or in part, at any time in accordance with the following conversion ratio: (outstanding principal amount plus accrued but unpaid interest being converted) divided by (the lesser of US$1.625 and 100% of the average of the 3 lowest closing bid prices (as quoted on the OTC) per share of the Empire common stock during the 40 business days immediately preceding the date of conversion).

Limitations on Conversion

The aggregate maximum number of Empire common stock that the Debentures may be converted into is 1,650,000 Empire Shares ("Maximum Conversion"). If any conversion of the Debentures, in whole or in part, would exceed the Maximum Conversion, then Empire, at its option, is to either:

•

increase the Maximum Conversion; or

•

redeem the unconverted amount of the Debentures in whole or in part at 120 percent plus interest accrued thereon.

There is a further limitation as HEM cannot convert the Debentures if such conversion would result in HEM beneficially owning more than 5 percent of the outstanding Empire Shares.  HEM may avoid this limitation, however, by providing Empire with 75 days prior notice of its intention to exceed the limitation.

Empire has the right to redeem the Debentures, in whole or in part, at any time on 30 days advanced notice for 120 percent of the principal amount of the outstanding Debentures being redeemed, plus accrued and unpaid interest.  In addition, if at any time any of the Debentures are outstanding, Empire receives debt or equity financing in an amount equal to or exceeding US$5 million in a single transaction or in a series of related transactions, Empire is required to redeem the Debentures for 150 percent of the amount of the then outstanding debentures.

If trading in Empire shares is suspended (and not reinstated within 10 trading days) or the Empire shares are de-listed from the OTC (and not reinstated within 10 trading days), then, at the option of HEM (to be exercised by serving a Redemption Notice), Empire is to redeem all of the Debentures and any Empire shares converted and held by HEM within 7 trading days at an aggregate purchase price equal to the sum of:

•

the aggregate market value of the Empire shares held by HEM; plus

•

the value of the unconverted Debentures; plus

•

interest accruing on the above amounts at a rate of 15 percent per annum accruing from the 7th trading day after the date of the Redemption Notice,

less the amount of the Note if not then paid by HEM.

Until such time that it no longer holds any Debentures, neither HEM nor its affiliates may engage in any short sales of the common stock if there is no offsetting long position in the common stock then held by HEM or such affiliates.

As at 31 December 2004, Empire had included the First and Second Debentures in the balance sheet at an amount of US$196,000.  This was calculated as follows:

Debenture

US$'000

Gross Proceeds from Debentures	500
Less:
- Beneficial conversion feature	(410)
- fair value of stock issued for debentures	(90)
- principal value of debt converted	(7)
Plus:
- fair value of stock converted for debt	170
- amortisation discounts	33
Value of Debentures as at 31 December 2004	196

This essentially represents the discounted principal balance of the liability at 31 December 2004.  The balance of the liability will increase over the term of the Debentures as an implicit interest expense is recognised and added to the balance.  At the end of the term, the financial statement liability will be equal to the face amount due.  The beneficial conversion feature recognises the value to the creditor of the ability to convert the debenture to common stock at deeply discounted prices over a period of time.

The Third Debenture is not included in the balance sheet as it has not been funded and is contingent upon the Promissory Note being repaid.

Future Funding

The Directors believe that funding opportunities for Empire will be enhanced if the acquisition proceeds.  In the immediate short term, both Empire and GSLM are in need of either debt or equity facilities. Empire has been able to raise some capital in recent months, notwithstanding its poor balance sheet and period of great uncertainty.  The Directors of Empire believe that if the acquisition proceeds, this will create an environment of greater certainty for Empire which in turn should result in greater capital raising opportunities.

If the acquisition is completed, the first task of the Directors will be to concentrate on funding opportunities for Empire.  In particular, Empire intends to immediately:

•

explore the possibility of capital raising with investors who have previously expressed an interest in Empire or the underlying asset of GSLM.  In this respect, the original letter of intent was signed between Empire and GSLM in July 2002, so for some time there has been speculation in the market about the proposed acquisition but without the ability for Empire to sell direct interests in Empire on the basis that the acquisition was complete.  In this respect and mindful of their legal obligations, the Directors believe that some of the groundwork has already been laid for future funding.  This includes possible funding resulting from potential joint venture arrangements which will be sought by Empire following the acquisition;

•

consider whether it should seek to obtain further funding under the terms of the Third Debenture having regard to the potential dilutive impact such a decision would have on shareholders of Empire at that time;

•

seek to find new potential investors.  In this respect, Empire Directors believe they have the opportunity to promote the Tasmanian exploration license in US markets at a time when market interest in energy investments is relatively high; and

•

consider applying for quotation on the Alternative Investment Market ("AIM"), operated by the London Stock Exchange which in turn would give it further opportunities for funding through, for example, a potential equity line facility.  However, the Directors have not fully assessed whether Empire would meet any prerequisites for quotation on AIM. In this respect, preliminary steps have been undertaken including the retention of UK legal counsel.

5

PROFILE OF THE COMBINED ENTITY

5.1

Pro-forma Financial Position

The unaudited pro-forma historical statement of financial position of the combined entity has been prepared by Empire based on the statement of financial position of Empire as at 31 December 2004 in US$ and the statement of financial position of GSLM as at 31 December 2004 adjusted to US GAAP and US$.

Pro Forma Statement of Financial Position

US$million	Pro-forma

Assets
Cash assets	180
Accounts Receivable, net	29
Prepaids	114
Property and equipment	13
Oil and gas properties	22,100
Total Assets	22,436
Liabilities
Current liabilities	949
Long term liabilities	2,212
Long term convertible debentures	196
Total Liabilities	3,357
Net Assets	19,079
Net Assets excluding Minority Interest (assuming 50% acceptance)	9,234

Source: Bidder's Statement

The pro forma historical statement of financial position indicates that the company will have net assets in the order of US$19 million assuming 100 percent acceptance.  The pro forma statement of financial position records the fair value GSLM's exploration licences based on the number of shares to be issued to GSLM shareholders using the share price of Empire as at 31 December 2004.  This amount falls within the range of values ascribed to the exploration licence by A&S.  If we were to impute the low and high values ascribed by A&S as opposed to the assessment of consideration based on share price, the net assets would be as follows:

Adjusted Pro Forma Net Assets

31 December 2004	Low	High
	US$m	US$m

Net Assets per above	19,079	19,079
Less oil and gas properties	(22,100)	(22,100)
Plus value of exploration licence*	18,538	24,261
Adjusted net assets	15,517	21,240
Adjusted net assets excluding minority interest (50% acceptance)	7,453	10,314

* assumed exchange rate of 78cents in accordance with proforma statement of financial position

The above however is dependent on Empire and/or GSLM obtaining the necessary funding to continue with the exploration.  If the funding and subsequent exploration expenditure does not occur within the required timeframe, and GSLM defaults on its conditions of the licence, the licence will be revoked and the licence will have no value.  In such circumstances the company will have a deficiency in net assets and going concern issues.

5.2

Equity Position

The number of shares on issue post acquisition on an undiluted basis will be as follows:

Post Acquisition Shares on Issue - Undiluted

	Number of Shares 50% acceptance	Number of Shares 100 % acceptance

Empire class A ordinary shares on issue as at 31 January 2005	8,775,753	8,775,753
Empire class B ordinary shares converted to A class	106,574	106,574
Empire shares offered as consideration to GSLM shares	31,213,391	62,426,782
Shares due to Mr Peterson for loan to GSLM in 2002	100,000	100,000
Shares issued to Mr Owen on completion of acquisition	2,534,319	2,534,319
Shares to be issued in accordance with Investment Agreement	2,490,000	2,490,000
Total shares on issue

* Assumed share price below US$1.00

We have included in the above the potential additional shares to be issued under the Investment Agreement in the event that the average bid price of Empire's common stock for the 10 days between the 80th and 90th day after the date of the Investment Agreement was not US$1.00 or more.  As stated previously, it is the understanding of the Board of Empire that provided the Bidder's Statement was lodged with ASIC on or before 7 March 2005, none of the additional shares for no consideration would be required to be issued.  As the Bidder's Statement was lodged on 4 March 2005, it would appear that no further shares will need to be issued under the Investment Agreement.  However, as the agreement was verbal, we have erred on the side of conservatism and included the shares that may potentially be issued in the table above.

There are also Debentures, warrants and options which if converted or exercised would increase the number of shares on issue post acquisition.  Notwithstanding the current share price, for the purpose of this report we have assumed that the warrants and options with an exercise price of US$0.50 or above would not be exercised having regard to the pro-forma adjusted net assets per share as at 31 December 2004.

Post Acquisition Shares on Issue - Fully Diluted

	Number of Shares 50% acceptance	Number of Shares 100 % acceptance

Total shares on issues (per above)
HEM Debentures convertible at US$0.01	800,000	800,000
HEM Debentures convertible at US$0.21*	2,309,524	2,309,524
Warrants @ US$0.10	1,500,000	1,500,000
Empire options issued to GSLM option holders	450,000	450,000

* Debentures convertible at the lesser of $1.30 and 100 percent of the average of the 3 lowest closing bid prices, as quoted on the OTC, per share of the Empire common stock during the 40 business days immediately preceding the date of conversion.  Empire estimated this to be US$0.21. With the share price having recently increased, the number of shares issued on conversion is likely to be less than included in the table above.

5.3

Pro-forma Net Assets Per Share

The pro-forma net assets per share as at 31 December 2004 both on an undiluted and fully diluted basis would be as follows:

Pro-forma Net Assets Per Share - Undiluted

	50 % Acceptance		100% Acceptance
	Low	High	Low	High

Net Assets (US$'000)	7,453	10,314	15,517	21,240
Total shares on issue

Net Assets per share undiluted	US$0.16	US$0.23	US$0.20	US$0.28
Net Assets per share undiluted *	A$0.21	A$0.29	A$0.26	A$0.36

* A$1:US$0.78

Pro-forma Net Assets Per Share - Diluted

	50 % Acceptance		100% Acceptance
	Low	High	Low	High

Net Assets (US$'000)	7,453	10,314	15,517	21,240
Reduction in liabilities on conversion
of debentures (US$'000)	196	196	196	196
Cash from exercise of warrants ** (US$'000)	126	126	126	126
Cash from exercise of options** (US$'000*)	3	3	3	3
Adjusted Net Assets (US$'000)	7,778	10,639	15,842	21,565
Total shares on issue - fully diluted

Net Assets per share fully diluted	US$ 0.15	US$0.21	US$0.19	US$0.26
Net Assets per share fully diluted*	A$0.19	A$0.27	A$0.24	A$0.33

* A$1:US$0.78

** Assumed exercised at expiry date - amount represents net present value of cash

The above does not have regard to the Third Debenture to HEM.  As at the date of this report Empire has not met the requirements to draw on, and has no balance drawn against, the Third Debenture.  Further, if it had drawn against the Third Debenture, it would be unable to convert the Third Debenture into shares as at the date of this report as it would not have satisfied the requirement of having a closing per share bid price of US$1.30 or more for 30 consecutive days trading.  Consequently we have disregarded the Third Debenture in calculating the fully diluted net assets per share.

We reiterate that the above is dependent on Empire and/or GSLM obtaining the necessary funding to continue with the exploration.  If the funding is not obtained and GSLM defaults on its conditions of the exploration licence, the exploration licence will be revoked and will have no value to GSLM.  In such circumstances there will be a deficiency in the net assets per share.

6

VALUATION METHODOLOGY

6.1

Overview

In establishing the market value of GSLM and the market value of Empire we have considered common market practice and the valuation methodologies recommended by ASIC PN 43 regarding valuation reports by independent experts including:

•

market based methodologies;

•

discounted cash flow method; and

•

asset based methods.

6.2

Market Based Methodologies

Market based methodologies estimate the value of a company by comparing the subject company to companies which have been sold or whose ownership interests are publicly traded.  Market based methods include:

•

Capitalisation of future maintainable earnings; and

•

Analysis of a company's recent share trading history.

The capitalisation of future maintainable earnings method capitalises future maintainable earnings using an appropriate multiple. In order to apply this method it is necessary therefore to estimate future maintainable earnings and determine the capitalisation rate most appropriate to those earnings having regard to multiples derived from market transactions involving comparable companies.

The recent share trading history has regard to trades in the subject entity’s own equity as well as alternative offers that have been or are likely to be made.  This methodology should only be utilised where there is an informed and liquid market.

6.3

Discounted Cash Flow Method

The Discounted Cash Flow Method has regard to the expected future economic benefits discounted to present value.  This is considered appropriate where a forecast of future cash flows can be made with a reasonable degree of certainty.

6.4

Asset Based Methodologies

Asset based methodologies determine the value of the shares having regard to the market value of the underlying assets and liabilities thereof.  This approach includes the following methodologies:

•

orderly realisation method;

•

liquidation method; and

•

net assets on a going concern basis.

The orderly realisation method has regard to the amount that would be distributed to shareholders on the assumption that the entity would be liquidated with the funds realised from the sale of its assets, after payment of all liabilities including realisation costs and taxes, being distributed to shareholders.

The liquidation method is based on the same principles except that in the orderly realisation method, the assets are realised in an orderly manner, whereas, the liquidation method assumes that the assets are sold within a shorter time frame.

The net assets method on a going concern basis estimates the market value of the net assets of a company not taking into account realisation costs.

6.5

Selection of Approach & Methodology

We have estimated the market value of the GSLM shares having regard to both the net assets methodology on a going concern basis ("net assets method"), incorporating the value of SEL13/98, and the share market price.

In selecting the net assets method we have taken into account the following:

•

GSLM does not currently generate any earnings;

•

the net assets method is the most commonly applied methodology of valuations in the exploration sector;

•

applying this method provides an assessment of the full underlying value of a GSLM share; and

•

the net assets method results in estimating GSLM's equity on a 100 percent control basis, which is consistent with the basis of assessment.

However, because of the risk associated with the need for capital, it is likely that the above methodology will overstate the current value of GSLM.  We have therefore also had regard to the price of recent trades in GSLM shares.

We have estimated the market value of the Empire shares having regard to the share market price of Empire.  In selecting this methodology, we have taken the following into account:

•

it is common market practice to value shares offered as consideration in a takeover by reference to their share market price;

•

the value of an Empire share can only be realised by trading that share on the OTC and the share price represents the cash equivalent of the Offer for GSLM shareholders; and

•

at the date of this report, Empire has no operations, no assets other than loans to GSLM and some liabilities.

We have also had regard to the value of Empire based on its pro-forma net assets post acquisition.

7

MARKET VALUE OF GSLM

7.1

Valuation Methodology

As stated in Section 6.5, PKF Corporate has assessed the market value of GSLM's shares based upon the net assets method and its share market price.

7.2

Net Assets Method

The net assets method has regard to the likely value of equity to shareholders by determining the value of a company’s operational and surplus assets on a going concern basis.  In applying this methodology, we have reviewed the unaudited consolidated statement of financial position of GSLM at 31 December 2004 and considered:

•

the market vale of SEL 13/98 as assessed by A&S; and

•

the value of any other assets and liabilities not included above as represented by their book value as at 31 December 2004.

The table in Section 7.3 sets out the adjusted net asset position of GSLM after restating assets and liabilities to market value.

7.3

Adjusted Net Assets

Summarised below is GSLM’s unaudited consolidated statement of financial position at 31 December 2004, being the latest available statement of financial position, adjusted to incorporate the market value of assets and liabilities:

Adjusted Net Assets
	Net Assets 31 Dec 2004 A$’000	Adjustments Low A$'000	Adjustments High A$'000	Value Low A$’000	Value High A$’000

Assets
Cash assets	7	-	-	7	7
Receivables	38	-	-	38	38
Other	146	-	-	146	146
Property, plant and equipment	17	-	-	17	17
SEL 13/98	0	23,763	31,100	23,763	31,100
Total Assets	208	23,763	31,100

Liabilities
Payables	3,445	-	-	3,445	3,445
Interest Bearing Liabilities	15	-	-	15	15
Total Liabilities	3,460	-	-	3,460	3,460
Net Assets/(Deficiency in Net Assets)	(3,252)	23,763	31,100	20,511	27,848

The above net assets were adjusted to reflect the market value of exploration licence SEL 13/98.  SEL 13/98 has been independently valued by A&S in the range of $23.763 million to $30.1 million based on the Multiple of Exploration Expenditure.  A full copy of the valuation report is attached as Appendix 4.

Having regard to the above, we are of the opinion that the adjusted net assets of GSLM are in the order of A$20.511 million to A$27.848 million

We note however that the above value can potentially only be realised provided the company receives funds to cover the conditions in the exploration licence renewal which requires cumulative mandatory expenditure of $4,272,800 by 30 September 2005, $6,688,800 by 30 September 2006, $10,528,000 by 30 September 2007, $15,752,000 by 30 September 2008 and $17,200,000 by 30 September 2009.  Failure to spend these sums will result in revocation of the exploration licence.

As the company does not have funds, the only way of realising value is to raise funds to carry on the exploration as the exploration licence cannot be sold separately.  Consequently, the value of the shares would essentially be nil as the company would have a deficiency in net assets.  In such circumstances, it would be possible for the company to sell the shell however such proceeds would be utilised to pay the creditors which are in excess of any amounts that would be received for the shell.  The value attributable to the shareholders in such circumstances would be nil.

7.4

Value of Equity

The value derived per share based on the net assets method is as follows:

Value Per Share – GSLM
	Low	High

Equity value (A$’000)	20,511	27,848
Number of shares	62,426,782	62,426,782
Approximate value per share (rounded)	A$0.33	A$0.45

The above value range assumes the company is able to raise capital to continue with exploration such that the exploration licence is not revoked.  There is a risk that the company will not be able to obtain funding and therefore the exploration licence could be revoked.  Because of this risk, we are of the opinion that the value of a GSLM share is likely to be less than that derived using an asset based approach.

We have therefore had regard to recent trades in the company's shares and recent capital raisings.  The company's shares have traded at a weighted average price of 16 cents over the past six months, with a low of 10 cents to a high of 20 cents for high volume trades.  This compares to a weighted average price of 18 cents in the year ended 30 June 2004 and 23 cents in the year ended 30 June 2003.

This is below the value derived using an asset basis, however, in our opinion, this reflects the significant risk that if the company is unable to raise funds, the exploration licence will be revoked and the company will have little, if any, value.

Having regard to the above in our opinion the value of the shares in GSLM should be based on recent share trades in the range of A$0.10 to A$0.20, adjusted for a control premium of 15 percent.  The control premium is based on the median control premiums for exploration companies over the past six months.  This derives a value range of A$0.12 to A$0.23 per share on an undiluted basis.

There are currently 450,000 options on issue at an exercise price of $0.01 expiring on 31 December 2005 and 9,000,000 conditional share options on issue at an exercise price of $1.00 expiring on
30 September 2005.  As stated previously, immediately prior to the issue of the Bidder's Statement, all of Option Holders entered into an agreement with Empire and GSLM pursuant to which it was agreed as follows:

•

None of the options held by the Options Holders would be exercised during the period between the date of issue of the Bidder's Statement until the time at which the Offer is closed; and

•

Following the successful completion of the acquisition, all GSLM options held by them, including the conditional options, would be cancelled and they would then be issued with an equivalent number of options in Empire upon the same terms and conditions as the GSLM options currently provide for and all of the obligations of GSLM with respect to the options shall become the obligations of Empire.

For the purpose of valuing the shares on a fully diluted basis pre acquisition, we have had regard to the 450,000 options only.  If these options were exercised, the value range of A$0.12 to A$0.23 per share does not change.

We have disregarded the 9,000,000 conditional options as these are conditional on the successful completion of the acquisition by Empire, the extension of the licence over key areas of SEL 13/98 and the securing of additional available funding of at least $15 million before 30 September 2005.  Furthermore, given the exercise price of the options compared to the value of the shares, we have assumed that these options would not be exercised.

8

MARKET VALUE OF EMPIRE

8.1

Valuation Methodology

As stated in Section 6.5, PKF Corporate has assessed the market value of Empire's shares based upon its share market trading, having regard to the net assets of Empire post acquisition.

8.2

Empire Share Market Trading

We have considered the share market trading of Empire on the OTC in our analysis.  Empire's volume weighted average share price on the OTC for the two years to 7 March 2005 is shown in the table below:

[GRAPH OMITTED]

Source:  Bloomberg

- monthly moving average   * daily closing price

Over the past two years, the company's share price averaged US$0.94 with a peak of US$2.80 in July 2003.  Since that date, the share price has declined to as low as US$0.21 in January 2005.  The decline in the share price is likely to reflect the lack of current operations, the going concern issues and the delay in successfully completing this transaction.

However, since the lodgement of the Bidder's Statement, the shares in Empire have traded at prices of US$0.80 and US$0.83.  The Directors of Empire believe that this is due to the lodgement of the Bidder's Statement, and the perception that the transaction is finally moving forward. For the purpose of our analysis, we have focused on the share trading in the period since the merger of Empire with BOCI in July 2004 to 7 March 2005.

[GRAPH OMITTED]

Source:  Bloomberg

- monthly moving average   * daily closing price

Following a continued decline in share price to approximately US$0.50 in July, the share price traded between US$0.40 to US$0.60 over the period of August to October, however the number of trades were low.  November had a higher volume of trades with the share price trading between US0.30 and US$0.50 in the latter part of the month.  A significant number of shares were sold early December at around US$0.30 with trades for the month averaging around US$0.35.

Also in December, Empire undertook a capital raising to provide funds to continue with the acquisition.  The capital raising was undertaken at a price of US$0.10 per share above, with 4,980,000 shares issued.  Attached to these shares is an Investment Agreement which requires that in the event that the average bid price of Empire's common stock for the 10 days between the 80th and 90th day after the date of the Investment Agreement is not US$1.00 or more, then Empire must issue and deliver to the respective purchasers, pro rata, an additional 50 percent of the common stock issued to these shareholders for no consideration.  As the share price is unlikely to reach US$1 or more within that date, this implies an effective share price of US$0.07 cents per share. Clause 4.4 of the Bidder's Statement states that it is the understanding of the Board of Empire that provided the Bidder's Statement was lodged with ASIC on or before 7 March 2005, none of the additional shares for no consideration would be required to be issued.

As stated earlier, the share price dropped to a low of US$0.21 in early January 2005 and continued to trade between US$0.21 and US$0.30 during January and February 2005.

However, as previously mentioned, since the lodgement of the Bidder's Statement, the shares in Empire have traded at prices of US$0.80 and US$0.83.  The Directors of Empire believe that this is due to the lodgement of the Bidder's Statement, and the perception that the transaction is finally moving forward.

The above provides a significant range in value of Empire shares based on share trades, ranging from US$0.07 to US$0.10 based on recent capital raisings to a range of US$0.21 to as high as US$0.83 based on market trades.  This makes it very difficult to determine a value based on share price history, particularly given the company has no operations, has a deficiency in shareholder funds and does not currently have any significant funds or financiers committed to providing funds other than HEM.  Prima facie the company has no value other than its value as a shell.  However, the company's shares continue to trade, and therefore there is a market for the shares and a market value, with that value likely to reflect speculation as to the value of GSLM.

In our opinion, the value of the Empire shares is likely to be in the range of US$0.21 to US$0.28.  In arriving at this opinion we have ignored the recent capital raising which is likely to have been issued at a discount in order to raise sufficient funds to enable the acquisition to proceed.  We have also ignored the recent spike in share price as a price of US$0.80 to US$0.83 is not supported by fundamentals.  This price is significantly above Empire's pro-forma net assets per share calculated in Section 5.3 of this report of US$0.20 to US$0.28 cents inclusive of the value ascribed to SEL 13/98 by A&S and does not take into account the risks attached to the shares.  In our opinion it is too early to determine whether the price at US$0.83 is sustainable or representative of the price at which trades are likely to continue.

Having regard to the above, we are of the opinion that the market price of an Empire share is likely to be in the order of US$0.21 to US$0.28 cents per share based on share trades and the pro-forma net assets per share of Empire post acquisition.  Adopting an exchange rate of A$1 to US$0.78 cents results in a value per share in the range of A$0.27 to A$0.36 per share.

We note that the company has Debentures, options and warrants on issue which may have a dilutive impact on the share price if exercised.  Those most likely to have a dilutive impact are the conversion of:

•

1,500,000 warrants exercisable at a price of US$0.10,

•

450,000 options to be issued to GSLM shareholders exercisable at a price of US$0.01; and

•

Second Debenture at an exercise price being US$0.01.

The exercise of the warrants and options has the potential to reduce the share price by US$0.01 per share on a fully diluted basis to a range of US$0.20 to US$0.27. Adopting an exchange rate of A$1 to US$0.78 cents results in a value per share in the range of A$0.26 to A$0.35 per share.

9

EVALUATION & CONCLUSION ON OFFER

9.1

Fairness

In assessing whether the Offer is fair, we have had regard to the following:

•

the estimated market value of the shares in GSLM;

•

the estimated market value of the shares of Empire pre acquisition;

•

pro-forma net assets of Empire post acquisition; and

•

the fairness of the Offer by comparing the market value of the Empire shares being offered to the value of the shares in GSLM.

9.2

Assessment of Fairness

We have compared our assessment of the market value of a GSLM share, on a control basis, with the value of the consideration being offered by Empire and the pro-forma net assets of Empire assuming the Offer is successful.  This is set out in the table below:

Comparison of Value
	Report Section	Low Undiluted	High Undiluted	Low Diluted	High Diluted

Value of a GSLM share	Section 7	A$0.12	A$0.23	A$0.12	A$0.23
Value of Offer consideration per GSLM share pre acquisition	Section 8	A$0.27	A$0.36	A$0.26	A$0.35
Pro-forma net assets
- based on 50% acceptance	Section 5	A$0.21	A$0.29	A$0.19	A$0.27
- based on 100% acceptance	Section 5	A$0.26	A$0.36	A$0.24	A$0.33

We have assessed the value of a GSLM share in the range of A$0.12 to A$0.23 on an undiluted basis and on a fully diluted basis.  As we have assessed the value of the Offer to be greater than the value of a GSLM share, it is our opinion that the Offer is fair.

9.3

Reasonableness of the Offer

In assessing the reasonableness of the Offer, we have had regard to the following factors:

Funding

In accordance with the renewed exploration licence, GSLM is required to spend A$21.5 million in exploration expenditure, as previously detailed.  GSLM does not have the funds to carry out this level of expenditure nor has it been able to raise such funds.  The Directors believe the merged group will have greater access to the enhanced capital raising opportunities of an OTC quoted company, facilitating the funding required for the exploration activities of GSLM.

If the acquisition is completed, Empire intends to immediately:

•

explore the possibility of capital raising with investors who have previously expressed an interest in Empire or the underlying asset of GSLM.  In this respect, the original letter of intent was signed between Empire and GSLM in July 2002, so for some time there has been speculation in the market about the proposed acquisition but without the ability for Empire to sell direct interests in Empire on the basis that the acquisition was complete.  In this respect and mindful of their legal obligations, the Directors believe that some of the groundwork has already been laid for future funding.  This includes possible funding resulting from potential joint venture arrangements which will be sought by Empire following the acquisition;

•

consider whether it should seek to obtain further funding under the terms of the Third Debenture having regard to the potential dilutive impact such a decision would have on shareholders of Empire at that time;

•

seek to find new potential investors.  In this respect, Empire Directors believe they have the opportunity to promote the license in US markets at a time when market interest in energy investments is relatively high; and

•

consider applying for quotation on AIM, operated by the London Stock Exchange which in turn would give it further opportunities for funding through, for example, a potential equity line facility.  However, the Directors have not fully assessed whether Empire would meet any prerequisites for quotation on AIM. In this respect, preliminary steps have been undertaken including the retention of UK legal counsel.

However, as at the date of this report, no firm commitments have been obtained from any financier other than the Promissory Note/Third Debenture with HEM.  The risk therefore remains that if funds are not able to be raised to continue with the exploration program and to meet the exploration commitments, the licence will be revoked.  If this occurs, Empire will continue to have going concern issues until further significant new capital is raised and is at risk of having to seek recourse to one of the forms of insolvency administration provided for under the US Bankruptcy Code.    This would have a significant downward impact on the value of the Empire shares.

Furthermore, if Empire is required to drawdown on its Third Debenture to meet its expenditure requirements, and the Third Debenture is converted into shares, the on-sale of these shares on the open market could cause a dramatic decline in the price of the Empire shares and substantially increase the number of shares in the market.  This would dilute a GSLM shareholder's interest in Empire and could decrease the per share value of the Empire share received in the Offer.  This could also occur if Empire or GSLM is unable to raise funds and redeem the First Debenture and Second Debenture.

Notwithstanding the above, should the Offer not proceed, it is unlikely that GSLM will be in a position to fund the exploration expenditure.  The consequence of this is that the exploration licence will be revoked and GSLM will no longer have any material assets.  The net asset value of a GSLM share would be nil and it would be unlikely that GSLM shareholders would be able to realise any value for their shares.

In our opinion the above factor alone deems the Offer reasonable, as it provides GSLM shareholders an opportunity to raise the necessary capital to continue exploration and provides it with the opportunity to potentially realise its underlying value which has been assessed in Section 5 of this report, based on the pro-forma net assets of Empire as at 31 December 2004, in the range of A$0.26 to A$0.36 on an undiluted basis and A$0.24 to A$0.33 on a fully diluted basis.  This is not possible under the current GSLM structure given no alternative proposals have been put forward or are expected to be put forward for funding and consequently the licence would ultimately be revoked.

Empire's Existing Holding & Other Significant Holdings

Empire does not currently own any of the issued capital of GSLM.  There are no other significant holdings that are likely to act as a deterrent against alternative acquirers making a takeover offer for all of GSLM or putting forward an alternative proposal.  However, as stated above, no alternative proposal has been put forward or is expected to be put forward.

Liquidity of the Market

GSLM is not listed on any stock exchange.  The Offer results in GSLM shareholders holding shares in Empire, a company listed on the OTC.  Whilst this is not an exchange, this is likely to improve the liquidity of the holdings of the individual shareholders.  In the year ended 31 December 2004, Empire had traded 107 percent of its shares compared to GSLM which had traded less than 10 percent of its shares.

However, whilst the shares trade below US$5.00 per share, the shares are considered 'penny stock' and are subject to SEC rules and regulations that impose limitations upon the manner in which these shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.  These regulations have the effect of limiting the trading activity of Empire's common stock and reducing the liquidity of an investment in Empire common stock.

Furthermore, a limited number of the Empire shares being issued as consideration under the Offer are 'restricted securities'. Empire Energy is in the process of applying for the registration of these securities and is pursuing this matter with the SEC with the intention of ensuring their registration as soon as is reasonably possible.  However, there is the risk that the SEC could either delay or refuse the registration of the Empire securities, meaning that they will continue to be restricted for a period of 12 months following the conclusion of the Offer and shareholders will not be able to trade these securities on the OTC until the conclusion of this 12 month period.  Notwithstanding this restriction, shareholders will be entitled to privately transfer Empire shares within Australia provided they are not a "US Person" as defined in Regulation S of the Securities Act of 1933.

Exchange Rate Risk

GSLM shareholders accepting the Offer will be exposed to exchange rate risk as the price of Empire shares will be affected by the price of shares on the OTC which in turn will be influenced by the US$/AUD exchange rate.

Tax Losses

GSLM currently has approximately A$10 million in tax losses.  The takeover by Empire should not impact on the ability to utilise the tax losses in the future provided that the "same business test" rules were satisfied.

Other Taxation Considerations

The taxation implications of acceptance of the Offer will vary according to particular circumstances of the individual GSLM shareholders and will also vary depending on the number of shareholders accepting the Offer.   Clause 11 of the Bidders Statement discusses the taxation implications of the Offer.  We have not considered the taxation implications for individual shareholders.  Consequently GSLM shareholders should seek independent taxation advice.

Having regard to the above factors, in our opinion the Offer is reasonable.

9.4

Conclusion

In our opinion, based on the foregoing, the Offer is fair and reasonable.

APPENDIX 1:  QUALIFICATIONS AND DECLARATIONS

The report has been prepared at the request of the Independent Directors of GSLM and is to be included in the Target's Statement to be given to shareholders for consideration of the Offer in accordance with Section 640.  Accordingly, it has been prepared only for the benefit of the Independent Directors and those persons entitled to receive the Target's Statement in their assessment of the Offer outlined in the report and should not be used for any other purpose.

The report represents solely the expression by PKF Corporate of its opinion as to whether the Offer is fair and reasonable in relation to Section 640.  PKF Corporate consents to the inclusion of this report in the Target's Statement.

Statements and opinions contained in this report are given in good faith but, in the preparation of this report, PKF Corporate has relied upon the information provided by the directors and management of GSLM and Empire.  PKF Corporate does not imply, nor should it be construed, that it has carried out any form of audit or verification on the information and records supplied to us. Drafts of our report were issued to management of GSLM and Empire for confirmation of factual accuracy.

Recognising that PKF Corporate may rely on information provided by GSLM and its officers and/or associates, GSLM has agreed to make no claim by it or its officers and/or associates against PKF Corporate to recover any loss or damage which GSLM or its associates may suffer as a result of that reliance and also has agreed to indemnify PKF Corporate against any claim arising out of this engagement, except where the claim has arisen as a result of any proven wilful misconduct or negligence by PKF Corporate.

PKF Corporate is the licensed corporate advisory division of PKF and is wholly owned by the partners of that firm.  PKF is a chartered accounting firm providing a full range of accounting and advisory services.

The employees of PKF Corporate principally involved in the preparation of this report were Piera Murone, B.Acc, CA., ASIA and David Garvey, B.Comm (Hons), CA.  Each person is a representative of PKF Corporate and has many years experience in the provision of corporate financial advice, including specific advice on valuations, mergers and acquisitions, as well as the preparation of expert reports.

Neither PKF Corporate, PKF, nor any partner or executive or employee thereof has any financial interest in the outcome of the Offer except for a fee relating to the preparation of this report based on time spent at normal professional rates.  The fee is payable regardless of the outcome of the Offer.

In the preparation of this report, PKF Corporate engaged the services of A&S.  The personnel of A&S principally involved in the preparation of the report was Mr Ian Buckingham, Managing Director of A&S.  Mr Buckingham holds an MBA from RMIT University, Bachelor of Applied Science (Applied Geology) from the Victorian Institute of Colleges and Fellowship and Associateship Diplomas in Geology.  Mr Buckingham is a member of PESA and AAPG.

APPENDIX 2:  FINANCIAL SERVICES GUIDE

This Financial Services Guide is issued in relation to the Independent Expert Report ("the report" or "our report") prepared by PKF Corporate which is included in the Target's Statement relating to the proposed acquisition by Empire of all of the fully paid ordinary shares in GSLM on the basis of one Class A Empire share in consideration for one GSLM share ("the Offer").

Financial Services Guide

As a result of our report being provided to you we are required to issue to you a Financial Services Guide (“FSG”). The FSG includes information on the use of general financial product advice and so as to comply with our obligations as holder of an Australian Financial Services Licensee.

This FSG includes information about:

•

who we are and how we can be contacted;

•

the services we are authorised to provide under our Australian Financial Services Licence - Licence No: 255377;

•

the basis on which we, or our staff or any associates are remunerated in connection with the services provided;

•

any relevant associations or relationships we have; and

•

our complaints handling procedures and how you may access them.

Financial services we are licensed to provide

We hold an Australian Financial Services Licence which authorises us to carry on a financial services business to provide general product financial product advice for securities to retail and wholesale clients.

Our report includes a description of the circumstances of our engagement and identifies the party who has engaged us. You have not engaged us directly but will be provided with a copy of our report because of your connection with the matters on which our report has been issued.

Our report is provided on our own behalf as an Australian Financial Services Licensee authorised to provide the financial product advice contained in the report.

General Financial Product Advice

Our report provides general financial product advice only, and does not provide personal financial product advice, because it has been prepared without taking into account your particular personal circumstances or objectives (either financial or otherwise), your financial position or your needs.

Some individuals may place a different emphasis on various aspects of the Offer from the one adopted in our report.  Accordingly, individuals may reach different conclusions on whether or not the Offer is fair and reasonable.

An individual’s decision in relation to the Offer may be influenced by their particular circumstances and, therefore, individuals should seek independent advice.

Benefits that we may receive

We have charged fees for providing the report. The basis on which our fees will be determined have been agreed with, and will be paid by, the person who engaged us to provide the report. Our fees have been agreed on a fixed fee basis.

Except for the fees referred to above, neither PKF Corporate, nor any of its directors, employees or related entities, receive any pecuniary benefit or other benefit, directly or indirectly, for or in connection with the provision of our report.

Remuneration or other benefits received by our employees

All our employees receive a salary. Employees may be eligible for bonuses based on overall productivity and contribution to the operation of PKF Corporate or related entities but any bonuses are not directly connected with any assignment and in particular are not directly related to the engagement for which our report was provided.

Referrals

We do not pay commissions or provide any other benefits to any parties or person for referring customers to us in connection with the reports that we are licensed to provide.

Associations and relationships

PKF Corporate is the licensed corporate advisory arm of PKF Melbourne, Chartered Accountants and Business Advisers. The directors of PKF Corporate are also partners in PKF Melbourne, Chartered Accountants and Business Advisers.

PKF Melbourne, Chartered Accountants and Business Advisers is comprised of a number of related entities that provide audit, accounting, tax and financial advisory services to a wide range of clients.

PKF Corporate's contact details are as set out on our letterhead.

Complaints resolution

As the holder of an Australian Financial Services Licence, we are required to have a system for handling complaints from persons to whom we provide financial product advice. All complaints must be in writing, addressed to The Complaints Officer, PKF Corporate Advisory Services (Vic) Pty Limited, Level 11, 485 La Trobe Street, Melbourne NSW 3000.

On receipt a written complaint we will record the complaint, acknowledge receipt of the complaint and seek to resolve the complaint as soon as practical.

If we cannot reach a satisfactory resolution, you can raise your concerns with the Financial Industry Complaints Service (“FICS”).  FICS is an independent body established to provide advice and assistance in helping resolve complaints relating to the financial services industry.  PKF Corporate is a member of FICS.  FICS may be contacted directly via the details set out below.

Financial Industry Complaints Service Limited

PO Box 579

Collins Street West

Melbourne VIC 8007

Toll free: 1300 78 08 08

Facsimile: (03) 9621 2291

Email: www.fics@fics.asn.au

APPENDIX 3:  SOURCES OF INFORMATION

In the preparation of this report we have had regard to the following information:

•

Bidders Statement dated 4 March 2005;

•

GSLM tax returns for the years ended 30 June 2001 to 30 June 2003;

•

Audited financial statements of GSLM for the four years ended 30 June 2004;

•

Unaudited financial statements of GSLM for the six months ended 31 December 2004;

•

Correspondence regarding the renewal of SEL 13/98;

•

GSLM shareholder register as at 12 January 2005;

•

Details of share trades of GSLM for the two years ended 30 June 2004 and for the six months ended 31 December 2004;

•

Independent report prepared by A&S dated 9 November 2004;

•

Announcements by Empire to its shareholders;

•

Annual report of Empire for the years ended 31 December 2002 and 2003;

•

Audited financial statements of Empire for the year ended 31 December 2004;

•

Letter of intent between Empire and GSLM together with first and second amendments to that letter of intent;

•

Executed merger agreement between Empire and GSLM; and

•

Convertible Debenture Purchase Agreement dated 20 May 2004.

In addition to the above, we have had discussions with the Independent Directors of GSLM and Empire.

APPENDIX 4:  A&S REPORT

Review and Valuation of the Petroleum Assets

of

Great South Land Minerals Limited

Prepared for

PKF Corporate Advisory Services (Vic) Pty Ltd

by

Anderson & Schwab Australia Limited

This report has been prepared at the request of PKF Corporate Advisory Services (Vic) Pty Ltd. The purpose of this report is to provide information to PKF Corporate Advisory Services (Vic) Pty Ltd to assist it in providing an analysis and view to the Directors, management and ordinary shareholders of Great South Land Minerals Limited relating to the proposed takeover offer for all of the issued shares of the company from Empire Energy Corporation International, Inc., a United States company quoted on the Over The Counter Bulletin Board in the United States. The report, prepared by Anderson & Schwab Australia Limited, has determined a range of values for the petroleum assets of Great South Land Minerals Limited. The value range is based on information supplied by management, directors and staff of, and consultants to, the company; consultants reports based on investigations into the assets belonging to the company; publicly available information and reviews of data collected, collated and assessed by consultants to the company. This report may accompany commentary provided by PKF Corporate Advisory Services (Vic) Pty Ltd on their opinions with regard to the transaction. The report has been completed in accordance with the terms and conditions described herein and set forth in our agreement with PKF Corporate Advisory Services (Vic) Pty Ltd.

10 March 2005

CONTENTS

1.

INTRODUCTION

1.1.

Background and Purpose Of The Report

2.

SUMMARY AND VALUATION

2.1.

Executive Summary

2.2

Valuation

3.

METHODOLOGY AND APPROACH

3.1.

Introduction

3.2.

Valuation Methods

3.2.1.

Summary

3.2.2.

Orderly Realisation Of Assets Method

3.2.3.

Net Present Value Of Future Cash Flows Method

3.2.4.

Multiple Of Exploration Expenditure Method

3.2.5

Joint Venture Terms

3.2.6

In Situ Values Method

3.2.7

Comparable Transactions Method

3.2.8

Alternative Acquirer Method

3.2.9

Capitalisation Of Future Maintainable Earnings Method

3.3

Material Issues

3.4

Other Matters

4.

GREAT SOUTH LAND MINERALS LIMITED

4.1

Description

4.2

Special Exploration Licence 13/1998

4.3

Exploration Results and Prospectivity

4.4

Future Exploration Program

4.5

Valuation of Exploration Interest

5

REFERENCES

5.1

Access To Senior Management

5.2

Sources of Information

5.3

Business and Technical Planning Systems

6

GENERAL

6.1

Qualifications

6.2

Fees

6.3

Compliance

6.4

Declaration

6.5

Indemnity

6.6

Consent

6.7

Limitation

6.8

Factual and Confidentiality Review

APPENDIX I–– REFERENCES

1

INTRODUCTION

1.1

Background and Purpose Of The Report

Great South Land Minerals Limited (“GSLM”) is an unlisted public company. The principal activities and assets of GSLM are the evaluation and potential development of Special Exploration Licence 13/1998 located entirely onshore, Tasmania, Australia.

GSLM has agreed in principle, subject to documentation and shareholder approval, to sell the company to Empire Energy Corporation International (“Empire”), a United States company quoted on the Over The Counter Bulletin Board in the United States.

An extension to the Special Exploration Licence 13/1998 is being sought by GSLM in exchange for a commitment to the Government to spend a minimum of $21.5 million over five years on an accelerated exploration program.

GSLM has engaged PKF Corporate Finance (Aust) Pty Ltd (“PKF”) to prepare an Independent Expert’s Report (“IER”) in relation to the proposed transaction with Empire. PKF does not possess the scientific or technical knowledge necessary to competently evaluate the petroleum assets of GSLM. PKF has therefore requested that Anderson & Schwab Australia Limited (“A&S”) act as a Specialist and undertake an independent review of these petroleum assets for attachment to its report to GSLM.

2

SUMMARY AND VALUATION

2.1

Executive Summary

■

We have assessed the value of GSLM’s Special Exploration Licence, SEL 13/98, to be in the range $23.763 million to $30.100 million.

■

The Tasmanian Basin is by petroleum exploration standards a “frontier basin”. Despite having been explored in one manner or another for over 120+ years it is only during the last twenty years, since GSLM and its predecessor companies acquired leases in the basin, that a systematic programme of exploration discovery has been carried out in an attempt to discover commercial accumulations of hydrocarbons.

■

Since GSLM and its predecessor companies acquired exploration leases to explore for hydrocarbons inexcess of A$22 million has been spent on exploration activities. These activities have so far established the presence two petroleum systems, which they have named; the Larapintine Petroleum System and the Gondwana Petroleum System.

■

In identifying these petroleum systems GSLM has proved the presence of good quality source rocks that are thermally mature for the generation of gaseous and liquid hydrocarbons. It has determined that hydrocarbons have been generated, expelled and migrated into potential reservoir units and established the presence of reservoir and seal units within the basin. In recent years reflection seismic data has been acquired to complement earlier gravity and magnetics data with the ultimate aim being to determine the presence of petroleum trapping mechanisms.

■

This seismic data has shown that potential exists to discover trapping mechanisms but that significantly more seismic acquisition and interpretation work needs to be undertaken to enable the company to identify potential drill targets.

■

The renewal of SEL 13/1998 is critical to the value of the company. The application for the extension was made on 6 May, 2004 and contained an extensive programme of exploration for the next five years that included committed expenditures amounting to some A$21.5 million.

■

Company management is very competent and has the ability to continue to develop the exploration programme going forward. A greater number of specialist technical staff will be required to undertake the proposed work programmes but given the proximity of the exploration licences to major commercial and residential areas and the lifestyle opportunities available in Tasmania we do not envisage that the company will have any difficulties in recruiting competent staff.

2.2

Valuation

We have undertaken an assessment of GSLM’s special petroleum licence and reveiwed, in as much detail as is possible given time constraints, the value of this asset. Our valuation, as at the date of this report, is estimated to be between $23.763 million and $30.100 million.

Table 2.2-1 provides our valuation estimates and valuation method for SEL 13/1998. Each of the valuation methods is discussed in detail in Section 3.2.

Table 2.2-1: Valuation of GSLM Tenement – Summary

Asset	Valuation Method	Value
		Low	High
SEL 13/98	Multiple of Exploration Expenditure	$23.763m	$30.100m
	Joint Venture Method	$22.5m	$22.5m
Preferred Value		$23.763m	$30.100m

3

METHODOLOGY AND APPROACH

3.1

Introduction

The purpose of this report is to provide a technical assessment and valuation of GSLM’s SEL 13/98 petroleum asset. In providing our valuation we have complied with the provisions of the Valmin Code of the Australasian Institute of Mining and Metallurgy (“The AusIMM”) in undertaking our assessment.

In general, a valuation is derived by considering a technical value, reflecting the assessed future net economic benefit of the project, which can be adjusted by way of premium or discount for given market and other conditions presently applicable to determine a fair market value. With this in mind, the application of standard valuation methodologies, while possible, may not indicate a realisable value, as the ability of a potential purchaser to utilise the asset for commercial advantage or otherwise gain from its ownership, may not be achievable.

All references to dollars within this report are to Australian Dollars except where specifically identified.

A&S has not been engaged to provide independent verification of any Resources figures that may be quoted in relation to this tenement. Instead, for the purposes of this report and in consideration of the time constraints and that the GSLM SEL 13/98 asset has been known and documented for some considerable time within the public realm it was determined that a site visit was not necessary. GSLM has supplied us with considerable information for which we express our gratitude.

3.2

Valuation Methods

(a)

Summary

The commonly used valuation methods for mineral assets that we have considered, and/or adopted where considered appropriate, to determine the value of SEL 13/98, include:

•

The Orderly Realisation Of Assets method

•

The Net Present Value Of Future Cash Flows method

•

The Multiple Of Exploration Expenditure method

•

Joint Venture Terms

•

In Situ Values Method

•

Comparable Transactions method

•

The Alternative Acquirer method

•

The Capitalisation Of Future Maintainable Earnings method

(a)

Orderly Realisation Of Assets Method

The value achievable in an orderly realisation of assets is based on an assessment of the net realisable value of a business or asset, assuming its orderly realisation. Costs associated with the sale of the business or assets are included in the assessment. This technique is appropriate for minerals and petroleum businesses, which typically have individually definable assets, with relatively high values compared to earnings and cash flows and in which individual properties and interests in individual properties are frequently bought and sold. We considered that this method is inappropriate for GSLM as the company only holds one property and has no stated intention of selling the property in the foreseeable future. As such, the capacity to realise a value in an orderly manner is extremely low.

(b)

Net Present Value Of Future Cash Flows Method

The Discounted Cash Flow (DCF) valuation method is based on the premise that the value of a business is the net present value of its future cash flows. In the mining business, this method requires assessment of:

•

mineral reserves and resources;

•

the appropriate mining and processing methods to exploit and market those reserves; and

•

an analysis of future production, production costs, market prices, cash flows, capital requirements and capital costs for the life of the potential reserves.

This technique is particularly appropriate for a minerals investment with defined reserves and is the most common approach to valuation in the minerals industry. A&S regard this methodology as being inappropriate for valuing SEL 13/98 as the development of the asset is not yet at the stage where a definable Resources figure can be provided.

(a)

Multiple Of Exploration Expenditure Method

We have used the “Multiple of Exploration Expenditure” method to estimate the realisable (market) value of GSLM’s SEL 13/98 exploration property. This method is most often used to assess value for a “grass-roots” exploration property. In this method, the total historical costs of acquiring and exploring the property up to the present point in time, plus committed and approved future exploration expenditure, is taken as the base. To this is applied an “exploration effectiveness multiplier”, a measure of the usefulness of the expenditure to the development of future exploration programmes and the effective equity interest.

The result is adjusted by applying a “prospectivity enhancement multiplier” (PEM) representing the valuer's opinion of the company’s potential success (or otherwise) in upgrading the prospectivity of the property. This factor would normally lie in the range of 0 to 3, with zero representing a complete write-off, and a value greater than one applying where exploration had successfully upgraded the property. The selection of the appropriate enhancement factor is subjective and dependent on the valuer’s experience and judgement.

3.2.5

Joint Venture Terms

The terms of a joint venture agreement or proposed agreement indicate the value placed on a property by a (usually) knowledgeable incoming partner who is prepared to invest in the property to earn an interest and the value placed on the property by the vendor. This method has to take into consideration the full details of the agreement, particularly the terms under which the incoming partner can withdraw.

3.2.6   In Situ Values Method

Where some data on Resources and Reserves exists, a discounted subjective profit margin per unit of production is sometimes used based on the valuer's experience and judgement. This works best for simple situations such as gold or petroleum deposits. With deposits such as coal and iron ore, which may have several process options and for which there is likely to be a very heavy capital influence to project economics this method is of doubtful validity. A&S has determined that this method is inappropriate in this instance as no petroleum Resource figures of any credibility have been provided and so this method has not been used.

3.2.7   Comparable Transactions Method

Comparable transactions relate to the values of reasonably recent transactions for other properties that are judged to be similar and / or in the same region as the property in question. As such transactions are often of a joint-venture nature, it is necessary to discount the apparent value for time and for the probability of the earning expenditure being completed or adjust them for other payments such as royalties to be triggered by successful exploration.

Since no recent or even modern transactions involving the sale or trade of petroleum properties have taken place in this basin we have not used this methodology.

3.2.8   Alternative Acquirer Method

The “Alternative Acquirer” valuation method considers the premium price that an alternative acquirer is prepared to pay for a business to gain entry into a business, or to achieve economies of scale, reductions in competition and synergies with existing operations, or other factors. We have not applied this method to SEL 13/98 as we are unaware of any other potential acquirers and the value of the property is specific to an individual acquirer.

3.2.9   Capitalisation Of Future Maintainable Earnings Method

The "Capitalisation of Maintainable Earnings" methodology, which values an entity based on an empirically derived multiple of maintainable earnings, is appropriate where the earnings of a business are stable and sufficient to justify a value exceeding the value of the underlying assets. A&S has not used this method to provide a value for SEL 13/98 as it is purely an exploration company and has no stable earnings profile.

3.3   Material Issues

The following issues have been considered by A&S during the valuation process as they are regarded as being material to this assessment.

They are GSLM’s :-

■

reliance on being granted a renewal of SEL 13/98 by Mineral Resources of Tasmania;

■

financial and technical ability to continue to successfully appraise its exploration property;

■

proven ability to extract value from its exploration programmes and the knowledge gained from these works;

■

knowledge of the industry in which it operates;

■

access to future capital that will enable them to undertake the proposed work programmes;

3.4   Other Matters

This report has been prepared in accordance with the principles outlined in ASIC Policy Statement 74, “Independent Expert Reports to Shareholders”. It also conforms to the requirements of the Australasian Institute of Mining and Metallurgy’s VALMIN Code.

4

GREAT SOUTH LAND MINERALS LIMITED

4.1

Description

Great South Land Minerals Limited (GSLM) is an unlisted public company incorporated in Tasmania in 1995 for the specific purpose of exploring for oil and gas onshore Tasmania.

GSLM holds one exploration licence SEL 13/98, which currently covers almost half of the onshore Tasmania Basin.  The licence covers an area of 15,035 square kilometres and GSLM holds the exploration rights for all gas and liquid petroleum.

The exploration objective of GSLM is to find and extract commercial quantities of oil and/or gas from onshore Tasmania.

4.2

Special Exploration Licence 13/1998

Special Exploration Licence 13/1998 (SEL 13/98) was granted to GSLM on 18 May 1999. The licence covered an area of 30,356 square kilometres and replaced three licences held by GSLM. These licences EL 1/88, EL 9/95 and EL 21/95 were originally held by GSLM’s predecessor companies.

Modern exploration in the Tasmanian Basin commenced when the Broken Hill Proprietary Company (BHP) was awarded Exploration Licence 30/1980 (EL 30/80) on April 15, 1981, to explore for coal. The licence was granted for a period of 12 months and consisted of an area of 12,900 square kilometres, which was reduced to 2,480 square kilometres in four parts on April 15, 1983. Mobil Energy Australia then farmed in and worked the licence until April 15, 1984 at which time the licence was relinquished as the area was regarded as not appearing to contain any coal measure lithologies.

In June 1984, the recent phase of oil and gas exploration commenced when Conga Oil Pty Ltd, the earliest predecessor of GSLM acquired part of the D’Entrecasteaux Region of Southern Tasmania in order to verify old hydrocarbon reports. This licence was designated EL 10/84 and covered an original area of 50 square kilometres. During the following years up until 1988 it continued to acquire exploration rights to a large part of Southern Tasmania. During 1987 Condor Oil Investments joined Conga Oil as a joint venture partner.

In 1988, EL 10/84 was incorporated into a new permit EL 1/88, which covered an area of 3500 square kilometres. Conga Oil continued to explore this area until 1995 when it formed Great South Land Minerals Pty Ltd. Exploration Licence 1/88 was assigned to GSLM Pty Ltd and two other licences, Exploration Licence 9/1995 (EL 9/95) covering and area of 3700 square kilometres and Exploration Licence 21/ 1995 (EL 21/95) covering an area of 6000 square kilometres, were granted. GSLM Pty Ltd now held a total area of 13,200 square kilometres. All licences expired in 2001. In March 1998 GSLM Pty Limited changed from a private to a public company, GSLM Limited, by way of a special resolution approved by shareholders. A new, enlarged exploration licence SEL 13/98 was formed from these three exploration licences and GSLM continued to explore these areas until the permit officially expired on 18 May 2004.

The submission to the Minister to renew SEL 13/98 was dated 6 May 2004. The submission requested the new area to be approximately 15,000 square kilometres centred dominantly on the central and northern parts of the Tasmanian Basin. A work programme covering full five years, detailed and costed was included in the application for the licence renewal. The work programme will be modified to take into account exploration results as they become available.

4.3

Exploration Results and Prospectivity

No information on the work programme undertaken by the Broken Hill Proprietary Company (BHP) has been made available to A&S although we are aware that it was primarily focused on the coal potential of the basin. We have reviewed the results of work carried out by Mobil Energy Australia, which comprised an initial, extensive literature research followed by field mapping in numerous isolated areas within the Licence. The literature studies indicated that a great deal was still unknown regarding the coal potential over much of the central Tasmanian Basin and it was, in effect, relatively poorly explored. Additional aims of the field-mapping programme were to enable a ready identification of Permian strata to be made for future drilling operations and to assist in the selection of drill hole locations.

Mobil’s drilling operations, preceded by a ground based magnetics survey, commenced on October 2, 1983 and consisted of five cored holes totalling 987.75 metres, 814.19 metres of which was cored. The drilling targeted two horizons in the Permian sequence:

*

Cygnet Coal Measures equivalents

*

Faulkner Group containing the Mersey Coal Measures equivalents

Sedimentological studies were also undertaken to enable, in conjunction with the additional stratigraphic information, an environmental map of the Permian to be drawn and to make recommendations on future drilling.

Conga Oil Pty Ltd began work in 1984 and during the period to 1987 focused most of its work on undertaking reviews of the basin. During 1987, after a reported seepage was relocated and analysed, the company began a systematic exploration programme in the region. Recognising the need to be able to map sub-dolerite structure, Conga Oil firstly attempted to extend the gravity and magnetics databases in the Tasmanian Basin. Whilst this has helped in defining regional trends and lineations, the lack of subsurface control and the limitations of the methods themselves limited the usefulness of these techniques for the purpose of identifying potential hydrocarbon traps. Good quality seismic imaging of structure beneath the dolerite still remained an essential but difficult to achieve exploration tool.

The work completed by Conga Oil established that: -

•

Oil had definitely been generated and that active seeps were observed in certain areas;

•

Source rock studies of vitrinite reflectance and conodont alteration index confirmed that Ordovician carbonates exposed around the region were within the oil window;

•

Permian and younger rocks blanket most of the region and obscure distribution;

•

Basin development began in the late Precambrian, was most active in the Cambrian, but continued up to Middle Devonian times.

After 1988 exploration continued in the newly incorporated and expanded area of EL 1/88. Despite earlier discouraging seismic acquisition data results, due dominantly to the widespread coverage of dolerites onshore Tasmania, Conga Oil elected to attempt the acquisition of additional seismic data both on the main island and North Bruny Island in the vicinity of Johnson’s seep. Additional data was acquired offshore in Storm Bay utilising AGSO’s Rig seismic vessel. The seismic acquired was disappointing with data quality of the records very poor to the point that none of the sections are adequate for the purposes of identifying and mapping a petroleum traps.

During 1990, several scientific and exploration focused papers were produced and in 1991 Shell Australia reprocessed some marine and land seismic data. In 1991, Dr David Leaman produced a progress report on the interpretation of gravity and magnetics data in EL 1/88.

In 1992, Condor Oil took over responsibility for exploration and during this period up to and including 1994 produced several consultants’ reports. During 1994 the stratigraphic wells, Shittim #1 (1751m) and Gilgal #1 (50m), were drilled on Bruny Island.

During 1995, Conga Oil incorporated GSLM Pty Ltd and assigned to it the title to EL 1/88 and gave over the role of exploration project manager Condor Oil became an equity holder in GSLM Pty Ltd. Two further ELs were then added to the portfolio and GSLM Pty Ltd increased its exploration efforts. Collaborative studies with a number of individual consultants and agencies were initiated and a considerable amount of data and an improvement in the company’s understanding of the basin achieved. The Bureau of Mineral Resources undertook Rock Evaluation studies, Honours students at the University of Tasmania provided basin studies, Shell Development Australia reprocessed some earlier seismic data, BHP provided analyses in oil geochemistry, the State Mines Department acquired gravity and seimic data, CSIRO provided analyses of seep studies and geochemistry and Eugene Domack completed studies on the maturation and depositional environment of the Tasmanite oil shale.

At the request of the Mines Department an independent consultant was employed to assess the significance of the gas encountered at Shittim#1. The consultant, Mr Mulready (14 September 1995) concluded that the hole had established that a seal, reservoir and gas were present and that the results encouraged further investigation of the basin depocentre located in central Tasmania. On the basis of this report, GSLM then focussed its exploration activities in this area of the basin. Concurrent with this work, Trent J. Woods, University of Tasmania, investigated the timing of potential hydrocarbon generation from Palaeozoic sediments and the characterisation of potential reservoirs of the Lower Parmeener Supergroup. Financial support was provided by GSLM.

During late 1995 the Australian Geological Survey Organisation (AGSO) undertook a land based seismic survey over parts of the basin.

During 1996, a third stratigraphic well, Jericho #1 was pre-collared and drilled to a depth of 640m on Bruny Island.

The stratigraphic holes were located for the following reasons:

*

Onshore and offshore seismic existed in the area and needed velocity control, which was only obtainable by a downhole shot so that previous processing could be repeated with actual real velocities.

*

Historic records indicated that the area had numerous seeps of both oil and gas and that at least five shallow wildcat holes had been drilled but were depth limited because of previous technology.

*

Results of gravity and magnetics surveys indicated that North Bruny Island is located on a basement high, with a good potential regional trap for oil and gas.

*

Modern geochemical oil exploration methods indicated that there were crude oil seeps in creeks and around old drill sites that warranted investigation.

*

A recent Mines Department hole on the neck of Bruny Island had discovered oil in loose sand at 30m depth.

All three holes recorded petroleum hydrocarbons in a gaseous state.

*

Shittim#1 recorded tar with zeolites in the fractured dolerite and gas from 810 metres depth. The hole was drilled onto 1021 metres without reaching the unconformity due, according to reports, to over pressured gas.

*

Gilgal#1 recorded gas at its total depth of 51 metres.

*

Jericho#1 recorded gas from 15 metres to the bottom of the hole at 228 metres.

During 1996, GSLM contracted Robert S Young, a U.S.A. based consulting Petroleum Geologist, to review the potential of oil and gas in the Tasmanian onshore Basin. The primary focus of Young’s review involved analysing the work undertaken up to that date from a Petroleum Systems perspective. In this sense, he set about identifying whether the basic building blocks for the potential commercial producton of hydrocarbons existed within the Tasmanian Basin.

Young concluded that:

•

With some 270 seeps and shows, which have been studied geochemically and have identified at least four mature oils, that it was very probable there are several possible hydrocarbon sources in the Tasmanian Basin. Geochemical comparisons of seeps show that the most likely source would be the Ordovician of the Gordon Group Limestones. Ratios of C27:C28:C29 Steranes are identical between seeps of the Bruny Island Johnson well and the Ordovician Gordon Limestone and the predominance of C27 Steranes and the abundant diasteranes in Tasmanian bitumens suggests a widespread algae and clay rich source rock.

•

Conodonts colour indicates that much of the Gordon Limestone, particularly in central and southern Tasmania, is in the oil and gas windows. This limestone is expected to underlay Permian and Triassic sediments in much of the Tasmanian Basin. He also included the Permian Quamby Mudstone, “Freshwater Sequence” and Preolenna coal Measures as other potential source rocks. In all three rock units of which the total organic carbon may reach 25%, vitrinite reflectance data and fossil pollen colours show that these source rocks are within the oil window over large areas of the basin.

•

Reservoirs are very easily envisioned in the shallow marine Ordovician Limestones as palaeokarsts, reefal or fractural. Since limestones are considered source material, migration would be minimal. Additional potential reservoirs are within the Siluro-Devonian sandstones of the Eldon and Tiger Range Groups and within sandstones of the Permian Bundella Formation, Faulkner Group and Liffey Sandstone of the Lower Parmeener Super Group. Measured porosities in the Faulkner and Liffey are 13% and 12% respectively, while other Permian sandstones in the northern area of the licence have porosities averaging 16% and horizontal permeabilities ranging up to 386 millidarcies.

•

Evaporites are most efficient seals mainly because they offer very little or no pore space; however, the long-term sealing properties of very fine grained, water wet porous rocks such as shales are also remarkably efficient in the absence of open fractures.  This is due to the displacement pressure barrier effect created by capillary pressure between oil and water in rock pores. It is anticipated that the Ordovician Limestones reservoirs would be sealed by additional limestone within the Gordon Group or by the Turo Tillite above the unconformity. Good seals of shale and silts are found throughout the Permian-Triassic sedimentary sequence. The Jurassic dolerite sills also make excellent cap rock for the Permian-Triassic reservoirs.

•

Defining traps and structural features within the basin is very difficult to impossible without good reflection seismic records.  To date, there has been very little reflection seismic data and most of the data is poor quality due to the extensive dolerite cover over a large part of the basinal sediments. Relatively good quality seismic data has been obtained in areas where the dolerite cover is thin or absent. The results of the seismic work on the TASGO project show that an improvement in data quality and penetration of recordings through the dolerite can be achieved and this will aid in better defining structural traps.  The present gravity and magnetics, which have been extensively used to date, have been able to define regional structural elements of mostly Palaeozoic. Structures in the Permian, or younger, are probably going to be faulted, and of low relief.

•

Except in unusual circumstances, most untrapped oil in sedimentary basins originates from synclinal drainage areas that surround the trap itself. Thus, migration distances commonly range in tens rather than hundreds of miles, particularly on strongly structured or faulted basins.

During 1997, several reports on various aspects of the petroleum potential of the basin were produced. Four stratigraphic wells were planned and drilled. Lonnavale #1 was pre-collared and drilled to 557m; Hunterston #1 was pre-collared and drilled to 336m; Bridgewater #1 was pre-collared and drilled to 252m and Pelham 31 was pre-collared and drilled to 503m. Reports on all these wells were provided to Mineral Resources Tasmania.

1998 saw the conclusion and release of results of TASGO Project, a joint Federal and State Government project initiated to expand understanding of Tasmanian mineral and petroleum potential. G.E. Carne produced a report on “An Evaluation of the Oil and Gas Potential of Tasmania and during 1999, Dr. L. Wakefield produced a report titled “Independent Geologist’s Report on the Exploration prospectivity of the Onshore Tasmanian Basin. GSLM produced a paper for the 2000 APEA Journal titled, “Petroleum Systems in Tasmania’s Frontier Onshore Basins”.

During 2001, GSLM completed 660 line kilometres of regional seismic survey TB01 over part of the area of SEL 13/98. At the conclusion of the seismic programme an environmental report was submitted to the Department of Primary Industry, Water and the Environment’s Threatened Species Unit. Robertson Research Australia Pty Ltd processed the data with final and migrated stacks completed for all lines. The preliminary results of the interpretation identified several potential anticlinal/domal traps. Two small anticlinal structures were identified in the Parmeener Supergroup beneath the Longford basin and one in the Tertiary infill of the Longford Basin. Six potential traps were recognised in the Central Highlands area where gently dipping anticlines in the Parmeener almost directly overlie and reflect more steeply dipping anticlines beneath the Devonian unconformity. These Devonian structures are probably mainly within the Wurawina Supergroup and contained within the Devonian fold-thrust belt. Based on these seismic results GSLM planned the next regional seismic survey, TB02 a 1075 line kilometre programme designed to acquire further regional data, to define structures identified during the TB01 survey and to place lines close to wells that were drilled and pre-collared in 1997. GSLM continued its relationship with the University of Tasmania through the ARC-SPIRT joint research program with the appointment of three PhD students.

During 2002 and 2003 GSLM continued to work on the 2D seismic data acquired during 2001 and a report on an analysis of the Longford Sub-basin was also completed. Approval was obtained to re-enter and deepen (1700m) the stratigraphic well, Hunterston#1. The well was eventually terminated at a depth of 1324m, which was carried out as part of a farm-in process whereby OME Resources Australia Pty Ltd was to earn a 5% interest in the licence. Hydrocarbon gas was noted at various depths while coring and analyses of gas samples confirmed the presence of Helium gas (>1.0%) from the formations below the Tasmania Basin. Further details on the joint venture with OMERA are contained below in Section 4.5.2.

4.4

Future Exploration Program

As part of its submission to the Minister regarding renewal of Permit SEL 13/98, dated 10 September 2004, the company submitted a detailed and costed programme of works covering the full five years of the of the renewed licence. Stated in the application was the company’s acknowledgement that the work programme would be modified to take into account exploration results as they became available.

As the MEE method allows committed and approved expenditures for future exploration programmes to be included in the base A&S has included the next twelve months proposed expenditures in its valuation of the property.

The Exploration Philosophy supporting this programme is based on the research carried out mainly in the last five years during which the company has identified the two petroleum systems referred to earlier. The company considers the mainly oil prone Gondwana Petroleum System (GPS) in the northern section of the basin to be more prospective than the mainly gas prone Larapintine Petroleum System (LPS) to the south. Furthermore, they have established that faulting is much more intense in the southern half of the basin thereby reducing trap size and increasing the risk of seal breaching. Additionally, the centre of the basin has not been uplifted to the extent of areas in the Central Highlands and in the south, suggesting that the source rocks were/have been in the generating kitchen for much longer than in the highlands.

They therefore propose to implement an exploration programme that concentrates seismic exploration in the central parts of the Tasmanian Basin but one that also explores the potential of the LPS under the Central Highlands.

To date, GSLM has not drilled seismically defined targets and the aims of this programme will be to define accurately as many targets as possible before drilling exploration holes. Stratigraphic wells will also be drilled in order to increase geological and petrophysical knowledge of what is still a frontier basin. Additional to this field work, GSLM plans to continue with research and development work in conjunction with the University of Tasmania. Research work will include lithological, petrographic, geochemical and palaeontological data gathering from the field and from cores, data plotting and syntheses. All data will be included on a three-dimensional computer model of Tasmania.

4.4.1

Seismic Acquisition

Over the next five years a total of approximately 2000 line kilometres of seismic data acquisition is planned with 1600km to expand the regional coverage and 400km to more closely define discovered structures. As was the case with the survey TB01, the lines have been located wherever possible along roads in order to minimise the impact of the survey on private land and on environmentally sensitive areas.

During the next twelve months three Stages of acquisition are planned.

Stage 1

Will build on the initial interpretation of the seismic survey TB01 that indicated the presence of a number of anticlinal structures. Approximately 145 line km of seismic survey is planned starting late december 2004 to further define identified structures.

Stage 2

The initial interpretation of the seismic survey TB01 indicated the presence of a large anticlinal structure. To further define this structure it is planned to acquire approximately 52 line km of seismic as soon as possible after the acquisition of Stage 1.

A number of wells were drilled and collared in 1997. It is planned to acquire approximately 108 line km of seismic data in the immediate vicinity of the wells, Lonnavale#1, Pelham#1 and Bridgewater#1 in order to evaluate the potential for drilling ahead on these wells.

Stage 3

Will involve continuing the regional grid over the Tasmanian Basin. 704 line km will be acquired to expand seismic coverage to the South, Southeast and East parts of the Tasmanian Basin. A long regional line is planned to extend to Cockle Creek in the far south of the basin and shorter lines are planned towards the Florentine Valley in the west and to the eastern limit of the lease area. The western line will allow a tie of the Ordovician geology of the Florentine Valley to TB01 profiles and the eastern line is expected to show progressive thinning of Permian units eastwards. The southern line should yield important information concerning both petroleum systems.

Environmental, heritage and indigenous approvals have been given in the past for a programmes similar to TB02 and a renewal of these approvals will be sought from DPIWE and others during Q4 ’04. Similarly, the existing approvals to operate vibroseis trucks on Tasmanian roads have expired; an application for renewal will be sought for DIER. Permission to operate the vibroseis trucks on council or on private property will be sought in a similar fashion to the approvals obtained for the TB01 survey.

Interpretation will be carried out either in-house, in conjunction with the Earth Sciences School of the University of Tasmania or by contractors. The 660 line kilometres of seismic survey acquired during the TB01 survey were processed by Robertson Research in Perth with final and migrated stacks produced for all lines. Various preliminary interpretations have been made as part of the SPIRT programme and GSLM will commission an independent expert to prepare a report to consolidate these interpretations. This consolidated interpretation report will be submitted to Mineral Resources Tasmania by 1 December 2004.

4.4.2

Drilling Program

During the course of the five-year work programme four Stratigraphic wells have been budgeted; although GSLM has indicated that it is possible that one or more of these will be replaced by exploration wells depending on the success of the seismic programme. During the first twelve months it is proposed to drill a stratigraphic well in the Longford Sub-basin, which will be designed to test Gondwana Petroleum System beneath the Tertiary. This well (Lachish#1) will provide information on the Tertiary of the Longford Basin and on the petrophysical, seal, reservoir and source rock characteristics of the Parmeener Supergroup under the Longford Sub-Basin. Down hole seismic will allow a re-interpretation of the seismic profiles of the Permo-Triassic beneath the Longford Basin obtained in TB01. Lachish#1 is planned at a location near the Valleyfield Road, approximately 9km west of Conara on the “Stockwell” property. Lachish#1 is situated close to the intersection of two seismic lines TB01-PT and TB01-TE and is planned to be drilled and cored to a depth of about 2000m. Approvals for Lachish#1 have been granted by MRT. The approvals have expired and well programmes will be re-submitted.

Table 4.4-1:- Annual Budget for period 1 October 2004 to 30 September 2005.

Activity	Q4 ‘04	Q1 ‘05	Q2 ‘05	Q3 ‘05
Planning & Supervision	40	40	40	40
R&D	40	40	40	40
Seismic Interpretation	30
Stage 1 Seismic	95	600
Stage 2 Seismic	80	1100	100
Stage 3 Seismic		100	2686	30
Lachish#1 well				200
Quarterly Total	285	1880	2866	310
Annual Total				5341

Figures expressed in $’000.

4.5

Valuation of Exploration Interest

A range of values has been placed on GSLM’s exploration licence using the Multiple of Exploration Expenditure Method and the Joint Venture Method.

4.5.1

Multiple of Exploration Expenditure Method

Records of exploration expenditure for the area have been reviewed for the period commencing April 1980 through to 30 June 2004. In our review and calculations, no allowance has been made for any exploration expenditures incurred since 30 June 2004. A&S has determined that a total of $21.874 million has been spent on exploration activities during this period.

SEL 13/98 has, since 1984, in one form or another been explored as intensively as practical given the limited resources of GSLM and its predecessor companies. Exploration expenditures in the early years have been focused on early stage exploration activities including such things as seep sampling and analysis, field mapping, desk top studies and research activities aimed at developing a greater understanding of the sedimentological and hydrocarbon generative aspects of the basin however, as this knowledge base developed and their understanding increased the company’s exploration efforts have, in more recent years, been focused on acquiring reflection seismic data and in drilling stratigraphic wells in an attempt to resolve the structural complexities of the basin. Indications of hydrocarbons have been encountered in many of these stratigraphic wells. At this stage, it is reasonable to state that the earlier seismic data has provided some insight into the structural styles developed in the basin and that several leads have been identified. None of these features could be described at this stage as being of prospect status but the planned seismic during late 2004 and 2005 should provide more information and provide the company with greater comfort on the integrity of one of the features that they are planning to drill towards the end of 2005.

As we have seen, considerable geologic knowledge of the petroleum prospectivity of the Tasmanian Basin has been gained during this period and despite its current status as a frontier basin, a great deal of technical data has been recorded, collated, synthesised and published, to the extent that its prospectivity for the discovery of commercial hydrocarbons is significantly greater than previously believed. Based on the information that has been presented to A&S and our own investigations we have assumed that Effective Exploration Expenditures to be in the order of $15.842 million. See Table 4.5-1 for a review of this data.

Table 4.5-1: Exploration Expenditures and Effective Expenditures Review of Area Covered by SEL 13/98.

Date	EL	Item	Actual Expenditure	EEM	Effective Expenditure
5/1981 to 6/1988 6/1984 to 6/1988	EL 30/80 EL 10/84	BHP, Mobil – no break up available Conga – no break up available	$3.357m	50%	$1.679m
7/1989 to 6/1989	EL 1/88	no break up available	$0.420m	40%	$0.168m
7/1989 to 6/1990	EL 1/88	no break up available	$0.037m	40%	$0.015m
7/1990 to 6/1991	EL 1/88	no break up available	$0.037m	40%	$0.015m
7/1991 to 6/1992	EL 1/88	no break up available	$0.074m	40%	$0.030m
7/1992 to 6/1993	EL 1/88	no break up available	$0.157m	40%	$0.063m
7/1993 to 6/1994	EL 1/88	Geology, admin,	$0.086m	40%	$0.034m
7/1994 to 6/1995	EL 1/88	Geology, drilling, admin.	$0.331m	70%	$0.232m
7/1995 to 6/1996	EL 1/88	GSLM – no expenditures	$0.000m		$0.000m
7/1996 to 6/1997	EL 1/88 EL 9/95 El 21/95	Geology, geochem., drilling, admin. Geology, geochem, drilling, admin No expenditures	$0.905m $0.078m $0.000m	70% 50%	$0.633m $0.039m $0.000m
7/1997 to 6/1998	EL 1/88 EL 9/95 EL 21/95	Geol, geophy, geochem, drill,admin. Geol, geochem, drilling, admin. Geol, geophy, drilling, admin.	$0.348m $0.453m $0.097m	70% 70% 50%	$0.243m $0.317m $0.048m
7/1998 to 6/1999	EL 1/88 EL 9/95 EL 21/95	Admin. Geol, admin. Admin.	$0.089m $0.090m $0.089m	70% 50% 50%	$0.062m $0.045m $0.045m
7/1999 to 6/2001	SEL 13/98	Geophysicis, admin.	$2.729m	80%	$2.183m
7/2001 to 6/2002	SEL 13/98	Geology, geophy, drilling, admin.	$1.283m	90%	$1.155m
7/2002 to 6/2003	SEL 13/98	Geology, geophy, drilling, admin.	$2.027m	90%	$1.824m
7/2003 to 6/2004	SEL 13/98	Geoph, drilling, admin.	$0.376m	80%	$0.301m
9/2004 to 9/2005	SEL 13/98 New Appl.	Geophysics, drilling, admin.	$5.311m	100%	$5.311m
		Total	$21.874m		$15.842m

EEM - is the Exploration Expenditure Multiplier that is derived from an evaluation of the value added to a property from the exploration activities that have been undertaken.

We have applied a Prospectivity Multiplier range of 1.5 to 1.9 on the basis that the exploration activities have identified the presence of two separate Petroleum Systems within the Tasmanian Basin. Source, maturation, expulsion and migration have been proved, reservoir and seals identified and some preliminary indications of trapping mechanisms shown to exist. Accordingly, it is our opinion that GSLM and its predecessors have demonstrated that all of the basic prerequisites required for the potential accumulation of commercial volumes of hydrocarbons have been proved to be present within the basin and the area of the tenement.

GSLM holds a 100% interest in the oil and gas exploration rights of this permit. A value has been placed on GSLM’s exploration interests using the Multiples of Exploration Expenditure Method in the range $23.763 million to $30.100 million.

Table 4.5-2:- Valuation of SEL 13/98 Using Multiples of Exploration Expenditure Method

Item	Low Value	High Value
Permit Exploration Expenditure	$21.874m	$21.874m
Effective Exploration Expenditure	15.842m	$15.842m
Prospectivity Enhancement Multiplier	1.5	1.9
Equity holding (%)	100%	100%
Value	$23.763m	$30.100m

4.5.3

Joint Venture Method

On 10 May 2002 GSLM entered into a joint venture agreement with OME Resources Australia Pty Ltd (OMERA) by which OMERA was able to earn a joint venture interest in SEL 13/98 by conducting drilling and related work. The agreement between GSLM and OMERA established the Tasmanian Exploration Joint venture (TEJV). Stage 1 of this work related to the expenditure of $1,000,000 to complete the deepening drilling/coring of Hunterston#1 well and other activities for a 5% interest in the licence. As at 30 September 2002 GSLM recognised that OMERA had expended $663,536 on on-ground exploration. OMERA contended that expenditure incurred to 30 September 2002 had amounted to approximately $1,216,956.

Following an application from GSLM and OMERA, Mineral Resources Tasmania published details of changes to SEL 13/98 for public comment. The coal bed methane rights associated with SEL 13/98 were removed and awarded to OMERA. GSLM retained 100% interest in the remaining oil and gas exploration rights of SEL 13/98.

There was an optional Stage 2 where an expenditure of a further $2,000,000 on on-ground exploration would earn a further 10% interest in the licence. The TEJV agreement also allowed OMERA to earn 50% interest in the coal bed methane resources of SEL 13/98 by funding and carrying out an exploration program that includes the drilling of at least six test wells before 1 June 2004. This agreement was terminated when the coal bed methane rights were severed from SEL 13/98.

On the basis of Stage 1 of the original agreement, OMERA was to earn 5% interest by expending $1 million on exploration activities. This implies a value for 100% interest of $20 million at the time of the agreement, i.e., 10 May 2002. As this was an agreement to joint venture, it can be safely assumed that GSLM accepted that a reasonable value for the licence was $20 million and that the farm-in party, OMERA, believed that the value was also acceptable. The exploration work funded by OMERA proved successful in that further knowledge was gained from the Hunterston#1 well and natural gas containing a significantly high helium gas analysis obtained. As a consequence, it can be safely assumed that the value of the SEL 13/98 Licence has been upgraded by this work.

Since that agreement was signed, a further $2.403 million has been expended on exploration. Therefore, it can be reasonably assumed that the value of this licence, as at the date of this valuation, was at least $22.5 million.

While this value is close to the lower end of the valuation range obtained using the Multiples of Exploration Expenditure method we have strong reservations about the validity of using this method given; the time frame since the joint venture agreement was signed, and the expenditures that would have added to the value of the asset. In this instance, A&S has decided that the valuation range determined using the Multiples of Exploration Expenditure method represent a more reasonable assessment of the value of the SEL 13/98 asset.

Table 4.5-3:- Valuation of SEL 13/98 Using Joint Venture Terms Method

Item	Value
Cost for 5% interest	$1.000m
Cost for 100% interest	$20.000m
Value of Asset at Agreement Date	$20.000m
Expenditure since Agreement Date	$2.403m
Current Value	$22.403m

5

REFERENCES

5.1

Access To Senior Management

In undertaking the review and valuations A&S received good cooperation from officers and directors of Great South Land Minerals. Within the time limitations imposed on the review and the availability of management, we are satisfied that we obtained sufficient information to be confident that our observations reasonably reflect the current situation at Great South Land Minerals.

5.2

Sources of Information

A&S possessed some prior knowledge about the assets of Great South Land Minerals although we had not personally visited the property. The knowledge that we did possess came from a variety of sources, including discussions with previous and current consultants to Great South Land Minerals, consulting assignments on similar exploration projects, specialist industry intelligence reports, competitive analyses and acquisition intelligence.

Great South Land Minerals supplied detailed technical, commercial and financial information and a list of these references is to be found in Appendix 1.

5.3

Business and Technical Planning Systems

The principal source of reliability in future projections is the quality of technical and business planning that goes into developing the projections themselves. A&S believes that Great South Land Minerals has the technical and business planning resources and processes capable of providing reasonable projections.

6

GENERAL

6.1

Qualifications

6.1.1

Anderson & Schwab

Anderson & Schwab is a management and financial consulting firm that has specialised in providing its services to the minerals industry for the past thirty-seven years. Its Australian subsidiary (Anderson & Schwab Australia Limited) was established in 1997.

Anderson & Schwab was the technical specialist to Morgan Stanley Australia Ltd when that firm provided the Specialist's opinion concerning the dual listing of RTZ-CRA in 1995. The company reviewed all of the global operations of both companies and assessed the value of their respective exploration interests. In 1996, it was the lead consultant in advising Australian Diamond Exploration NL in response to a takeover offer by Ashton Mining Limited. A&S has provided Specialist’s advice to Grant Samuel when that company provided an Independent Expert’s Report to Aberfoyle Limited in relation to the takeover offer by Western Metals NL. It also provided Specialist’s advice to Grant Samuel and to KPMG Corporate Finance when both of those organisations provided the Expert’s Reports on the takeover offer by Rio Tinto for North Limited and Ashton Mining Limited respectively. Anderson & Schwab formed part of the project team that undertook a review of the mining, environmental, legal and economic issues associated with the Ok Tedi Mine, PNG; reviewed and valued the coal assets of PT Kideco, a 12 million tonne per annum Indonesian based coal mining and exporting company, formed part of the strategic review team that evaluated and valued the WMC Corridor Sands Project, and recently reviewed and valued the minerals assets and Stuart Oil Shale Project of Southern Pacific Petroleum and valued the South Australian coal assets of Kumagai Australia Pty Ltd.

Ian Buckingham, Managing Director of Anderson & Schwab Australia, is the firm’s lead consultant in preparation of this opinion for PKF. Mr Buckingham was the leader of A&S’ teams that worked on the Aberfoyle, North’s, Ashton, WMC, Ok Tedi, PT Kideco, Corridor Sands, Southern Pacific Petroleum and Kumagai valuation assignments. He has also undertaken a number of strategic development assignments on behalf of global mining groups.

6.1.2

Ian D. Buckingham

Ian Buckingham, is the Managing Director of Anderson & Schwab Australia, and holds an MBA from RMIT University, Bachelor of Applied Science (Applied Geology) from the Victorian Institute of Colleges and Fellowship and Associateship Diplomas in Geology. Mr. Buckingham is a Member PESA and AAPG.

Commencing his career as a base metals, gold and diamonds exploration geologist he moved into gas engineering and petroleum exploration and development before establishing himself as a resources analyst in stock broking and investment banking. As an analyst he analysed, evaluated and developed financial models for major mining and energy companies. Since joining Anderson & Schwab he has worked on many projects where his knowledge and expertise in areas such as due diligence, valuation, commercial and technical analyses, concept and strategic development, financial modelling and general management have been required.

6.2

Fees

A&S will be paid a professional fee plus reasonable expenses for the preparation of this report. The fee is not contingent on the conclusions set out in the report, or the conclusion of the proposed transaction.

6.3

Compliance

This report has been prepared in compliance with the requirements of the “Code and Guidelines for Technical Assessment and/or Valuation of Mineral and Petroleum Assets and Mineral and Petroleum Securities for independent Expert Reports” (The VALMIN Code).

6.4

Declaration

A&S has not previously worked on any assignment associated with Great South Land Minerals.

Neither A&S nor Ian D Buckingham have any business relationship with Great South land Minerals Limited or with any companies associated with those companies that could reasonably be regarded as being prejudicial to their ability to give an unbiased and independent assessment.

There is no present agreement, arrangement or understanding that A&S will at any time in the future undertake any assignment for Great South Land Minerals Limited or any company or organisation associated with them.

Other than as set out herein, neither A&S nor Ian D Buckingham nor any other person who contributed to this report has any interest in the company that is the subject of this report.

6.5

Indemnity

A&S and their associates have been indemnified by Great South Land Minerals Limited as to damages, losses and liabilities relating to or arising out of their engagement that do not arise from the fault of A&S or their associates.

6.6

Consent

A&S has given its written consent to the inclusion of this letter in PKF's IER to be provided to Great South Land Minerals Limited’s shareholders, pursuant to Australian regulatory requirements. As of this date, A&S has not withdrawn its consent. A&S has not been involved in the preparation of, or authorised or caused the issue of any other part of the documentation to be provided to Great South Land Minerals Limited’s shareholders, other than this report.

Neither the whole, nor any part of this report, nor any reference thereto, may be included in or with, or attached to any document or used for any other purpose without the prior written consent of A&S to the form and context in which it appears and the purpose of its use.

All of the persons involved in the preparation of this report have consented to the use of this assessment report, for the purpose stated above and in the form and context in which it appears.

6.7

Limitation

The statements and opinions contained in this report are given in good faith and, to a considerable extent; reliance has been placed on the information provided by Great South land Minerals Limited. All such information has been presented in a professional manner and A&S believes, on reasonable grounds, that it is true, complete as to material details, and not misleading. The work undertaken for the purpose of this report in no way constitutes a technical audit of any of the assets or records reviewed, and A&S does not warrant that its inquiries have realised all of the matters that an audit might disclose. A&S in no way guarantees or otherwise warrants the achievability of any forecasts used in this report.

6.8

Factual and Confidentiality Review

A draft copy of this report was provided to officers of Great South Land Minerals Limited for comments as to confidentiality issues, errors of fact or misinterpretation, or substantive disagreements on the assumptions that A&S has adopted. While A&S has withheld certain information deemed by Great South Land Minerals Limited to be confidential and included minor corrections and amendments in this final report as a result of comments received, neither the methodology nor conclusions were amended.

A&S gratefully acknowledge the assistance provided by the Directors and officers of Great South Land Minerals Limited in facilitating the preparation of this report.

ANDERSON & SCHWAB AUSTRALIA LIMITED

/s/ Ian Buckingham

Ian Buckingham

Managing Director

Appendix I–– References

I.a

Company Reports And Publications

Bendall, M., 1990, Permian Petroleum Potential Onshore Tasmania,

Bendall, M., Burrett, C.F., Askin, H., 2000, Petroleum Systems in Tasmania’s Frontier Onshore Basins, APEA Journal 2000.

Burrett, C.F., 1996, Oil and Gas in the Onshore Tasmanian Basin, Report to Great South Land Minerals, 32pp.

Burrett, C.F., 1997(a), Report from the Shittim#1 Well January 1997, Great South Land Minerals.

Burrett, C.F., 1997(b), Report from the Shittim#1 Well March 1997, Great South Land Minerals.

Great South Land Minerals Limited, Annual Reports for 1997, 1998, 1999, 2000, 2001, 2002, 2003, 2004.

Great South Land Minerals Limited, Tasmanian Oil and Gas Explorer Attracts International Interest, Media Release 28 May 2004.

Great South Land Minerals Limited, 2004, Submission to Minister for Renewal of Exploration Licence SEL 13/98, 10 September 2004.

Great South Land Minerals Pty Ltd, Oil and Gas Prospectivity of the Tasmanian Basin: A Progress Report, 1995.

Great South Land Minerals Pty Ltd, Annual Report EL 1/88, 1995.

Great South Land Minerals Pty Ltd, Annual Report EL 1/88, EL 9/95, EL 21/95, 1996.

Leaman, D.E., 1987, Conga Oil Pty Ltd – Current Exploration Status – Project D’Entrecasteaux South east Tasmania, November 1987.

Mineral Resources Tasmania, REGIS Detailed Expenditure on Licences with Summary, Great South Land Minerals Limited, EL 1/88 from 01 July 1988 to 31 March 1999, Government of Tasmania.

Mineral Resources Tasmania, REGIS Detailed Expenditure on Licences with Summary, Great South Land Minerals Limited, EL 1/95 from 01 July 1996 to 31 March 1999, Government of Tasmania.

Mineral Resources Tasmania, REGIS Detailed Expenditure on Licences with Summary, Great South Land Minerals Limited, EL 21/95 from 01 July 1996 to 31 March 1999, Government of Tasmania.

Mineral Resources Tasmania, REGIS Detailed Expenditure on Licences with Summary, Great South Land Minerals Limited, SEL 13/98 from 10 June 1999 to 30 September 2001, Government of Tasmania.

Mineral Resources Tasmania, REGIS Detailed Expenditure on Licences with Summary, Great South Land Minerals Limited, SEL 13/98 from 10 June 1999 to 31 March 2004, Government of Tasmania.

Mobil Energy Minerals, Inc., 1984, Final Report on EL 30/80.

Mulready, N.J., 1995, Report on the Significance of Shittim#1 Well Stratigraphic Corehole, EL 1/88 North Bruny Island, Tasmania as at September 5th, 1995.

Randall, C-L., 1997, Palynology and Hydrocarbon Potential of the Lower Parmeener Supergroup in Tasmania, Unpublished Honours thesis, University of Tasmania Geology Dept. 83pp.

Wakefield, L., 1999, Independent Geologist’s Report on the Exploration Prospectivity on the Onshore Tasmania Basin.

Woods, Trent J., 1995, Petroleum Prospectivity of the Palaeozoic, South-East Tasmania; An Investigation on the Timing of Potential Hydrocarbon Generation from Palaeozoic Sediments and Characterisation of Potential Reservoirs of the Lower Parmeener Supergroup, Research thesis submitted in partial fulfilment of the requirements for the Degree of Bachelor of Science with Honours.

Young, Robert S., 1996, Potential of Oil and Gas in the Tasmanian Onshore Basin, internal company report.

I.b

Articles

Pacheco, N., 2002, Helium, in U.S. Geological Survey Minerals Yearbook – 2002, 36.1-36.11.

VALMIN Code. (1998). Australasian Institute of Mining and Metallurgy (AusIMM)

I.c

Web Sites

GSLM Web site – www.gslm.com.au

Australian Stock Exchange – www.asx.com.